UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

        We will hold this year’s Dean Foods Company annual meeting of stockholders on May 14, 2014, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

        At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to elect Tom C. Davis, John R. Muse, Gregg A. Tanner, Jim L. Turner and Robert T. Wiseman as members of our Board of Directors, each for a one-year term.

•	Proposal Two: A proposal to approve and adopt an amendment to our Restated Certificate of Incorporation, as amended, decreasing the total number of authorized shares of our capital stock in proportion to the 1-for-2 reverse stock split effected in August 2013.

•	Proposal Three: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Four: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2014.

        In addition, we will ask you to consider and vote on the following stockholder proposals, each of which is opposed by our Board of Directors:

•	Proposal Five: A stockholder proposal to limit accelerated vesting of equity awards in connection with a change in control of our Company.

•	Proposal Six: A stockholder proposal related to the reporting of political contributions by our Company.

•	Proposal Seven: A stockholder proposal related to water stewardship in the agricultural supply chain.

        We will also discuss and take action on any other business that is properly brought before the meeting.

        If you were a stockholder of record at the close of business on March 17, 2014, you are entitled to vote on the proposals to be considered at this year’s meeting. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods (Internet, telephone or traditional paper proxy card) are available to you. Whether or not you plan to attend the meeting in person, we encourage you to review the enclosed information and submit your proxy or voting instructions as soon as possible.

        This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 11, 2014.

By order of the Board of Directors,

Rachel A. Gonzalez
Executive Vice President,
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2013 are available at www.deanfoods.com/proxymaterials

YOU ARE INVITED

April 11, 2014

Dear Fellow Stockholders,

        We hope that you will attend our annual meeting of stockholders on May 14, 2014. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2013 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

        If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We thank you for your continued support of Dean Foods, and we look forward to seeing you at this year’s meeting.

Sincerely,

Gregg A. Tanner
Chief Executive Officer and Director

Tom C. Davis
Non-Executive Chairman of the Board

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider regarding the proposals being presented at the 2014 Annual Meeting. We recommend that you read the entire Proxy Statement before you cast your vote.

2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 14, 2014 at 10:00 a.m.
Location:	Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201
Record Date:	March 17, 2014

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Matter	Board Recommendation	Page Reference
One	Election of Directors	FOR each Director Nominee	12
Two	Adoption and Approval of an Amendment to the Company’s Restated Certificate of Incorporation, as amended, Decreasing the Total Number of Authorized Shares of our Capital Stock	FOR	14
Three	Advisory Vote on Executive Compensation	FOR	16
Four	Ratification of Selection of Independent Auditor	FOR	18
Five	Stockholder Proposal Regarding Accelerated Vesting of Equity Awards Upon a Change in Control	AGAINST	19
Six	Stockholder Proposal Regarding Report on Political Contributions	AGAINST	22
Seven	Stockholder Proposal Regarding Water Stewardship in the Agricultural Supply Chain	AGAINST	24

BUSINESS HIGHLIGHTS

(For more details, please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”).)

Our company looked remarkably different at the end of 2013 than it did when the year began. We have evolved from a company with three distinct business platforms into an enterprise focused on our core fluid dairy business. With a more focused structure, the flexibility afforded by our improved balance sheet, aggressive cost reductions and continued focus on our core competencies, we believe that we can continue to provide stockholder value and that we are laying a foundation for continued success for years to come. In 2013, our significant accomplishments included:

WhiteWave Spin-Off and Related Transactions. In May 2013, we completed the spin-off of a portion of our ownership interest in our former subsidiary The WhiteWave Foods Company (“WhiteWave”) to our stockholders (the “WhiteWave Spin-Off”), which followed WhiteWave’s initial public offering in the fourth quarter of 2012 (the “WhiteWave IPO”). In addition, in July 2013, we disposed of our remaining ownership interest in WhiteWave in a tax-free debt-for-equity exchange transaction, resulting in approximately $589 million of net cash proceeds to our company. These transactions resulted in an increase in value to our stockholders of over $1.9 billion during the one-year period after we announced the WhiteWave IPO (value increase based upon (i) the closing price of our common stock on August 7, 2012, the date we announced the WhiteWave IPO, as compared to (ii) the closing price of our common stock a year later on August 7, 2013 plus the value of the August 7, 2013 closing prices of the WhiteWave Class A Common Stock and WhiteWave Class B Common Stock that we distributed in the WhiteWave Spin-Off).

Morningstar Sale. In January 2013, we successfully closed the sale of our Morningstar Foods division yielding net cash proceeds of approximately $1.45 billion. A portion of the net proceeds was used to retire outstanding debt under our prior senior secured credit facility. This transaction and the subsequent debt retirement helped to significantly strengthen our balance sheet and decrease our leverage.

Reverse Stock Split. We effected a 1-for-2 reverse stock split of issued Dean Foods common stock, which became effective August 26, 2013. Dean Foods’ stockholders granted the Company’s Board of Directors discretionary authority to effect this reverse stock split at the Company’s 2013 Annual Meeting of Stockholders. At the 2014 Annual Meeting of Stockholders, we will present a proposal to approve and adopt an amendment to our Restated Certificate of Incorporation, as amended, that would decrease the total number of authorized shares of capital stock of the Company by the same 1-for-2 ratio as our August 2013 reverse stock split.

Senior Secured Credit Facility. In July 2013, we terminated our existing senior secured credit facility and entered into a new credit agreement, which provides for a five-year senior secured revolving credit facility of up to $750.0 million. The new facility will be used to finance our working capital needs and for general corporate purposes.

Quarterly Dividend. Demonstrating our commitment to driving stockholder value, on November 12, 2013, we announced that our Board of Directors had adopted a dividend policy with the intention of paying a $0.07 quarterly dividend beginning in the first quarter of 2014 ($0.28 per share on an annual basis). On March 6, 2014, we announced that we will pay the first $0.07 quarterly dividend on March 27, 2014 to stockholders of record on March 17, 2014. We expect that our Board of Directors will continue to declare quarterly dividends in accordance with its adopted policy.

Tender Offer for Bonds. In November 2013, the Company initiated a cash tender offer for up to $400 million combined aggregate principal amount of its 9.750% Senior Notes due 2018 and 7.000% Senior Notes due 2016, with preference given to the 2018 notes. The tender offer was funded with existing cash on hand, as well as borrowings under the Company’s senior secured credit facility. We successfully completed the cash tender offer in the fourth quarter of 2013, purchasing $376.2 million principal amount of our outstanding 9.750% Senior Notes due 2018 and $23.8 million principal amount of our 7.000% Senior Notes due 2016. On a pre-tax basis, we expect that this tender offer will reduce our annual interest expense by approximately $36 million commencing in 2014.

Share Repurchase Authority. In November 2013, the Board of Directors increased the Company’s available share repurchase authority to $300 million, providing an additional tool for return of stockholder value. Management intends to repurchase shares on an opportunistic basis.

Leadership Structure; Cost-Reduction. During 2013, with a renewed focus on our fluid dairy business, we restructured much of our senior management team. In addition, we began to streamline our field organization and certain functional areas that support our regional business teams, including finance, distribution, operations and human resources. These efforts are expected to allow faster decision-making and create better opportunities to strategically build our operations. Efforts to reduce costs included the closure of 10-15% of our plant network, the elimination of a significant number of distribution routes, and a reduction in associated selling, general and administrative (“SG&A”) expenses. As of March 1, 2014, we had closed eight plants since late 2012 and announced the closure of one additional plant. We expect to continue to focus on opportunities for cost reduction in the future.

GOVERNANCE OF THE COMPANY

Anti-Hedging Policy. During 2013, our Board of Directors adopted a policy prohibiting our directors, officers and other employees from hedging or otherwise entering into derivative transactions relating to our common stock.

Anti-Pledging Policy for Directors and Executive Officers. Our Board of Directors also adopted a prohibition on pledges of our common stock after January 1, 2014 by directors and executive officers with a requirement that any existing pledges be reduced in a reasonable manner such that no securities are pledged as of January 1, 2016; provided, that the Chair of the Nominating/Corporate Governance Committee, in consultation with the General Counsel, may grant an exception to the prohibition on pledging in certain extraordinary circumstances. (No such exception has been granted as of the date of this Proxy Statement.)

Elimination of a Modified Single Trigger in our Change in Control Agreements. During 2013, our Compensation Committee approved a new form of change in control agreement for our Chief Executive Officer (“CEO”) and each Executive Vice President of the Company that eliminated each such officer’s right to receive termination pay if the officer voluntarily terminates his or her employment during the 30-day period following the first anniversary of a change in control. Each of our executive officers with an existing change in control agreement agreed to modify his or her agreement to the new form, and as of December 31, 2013, all of the change in control agreements with our executive officers include “double trigger” provisions for the receipt of termination pay.

Elimination of Tax Gross-Ups in our Change in Control Agreements. Previously our Compensation Committee eliminated excise tax gross-up provisions from change in control agreements entered into after August 2011. As of December 31, 2013, none of the change in control agreements with our executive officers contain excise tax gross-up provisions.

EXECUTIVE COMPENSATION

This Proxy Statement contains information about the Company’s executive compensation programs. Detailed information regarding our compensation programs, practices and philosophy can be found in the Compensation Discussion and Analysis beginning on page 45 and the compensation tables starting on page 66.

To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, we emphasize a pay-for-performance compensation philosophy so that attainment of Company and individual performance goals is rewarded. Through the use of performance-based plans that emphasize attainment of Company goals, we seek to foster teamwork and a commitment to performance. The use of tools such as equity ownership and long-term incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.

We provide a compensation package designed to attract, retain, motivate and reward experienced and talented executive officers. We believe that total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contributions to the Company and that our executive officers should be motivated to contribute as team members to the Company’s overall success, as opposed to merely achieving specific individual objectives.

We also believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. In 2013, more than 71% of our named executive officers’ target total compensation opportunity was at-risk, including our annual target bonuses and annual long-term incentive awards. A smaller portion is represented by base salary, or fixed, compensation. To further align executive and stockholder interests, we require stock ownership levels equal to five times base salary for our CEO and two times base salary for the other executive officers.

Fiscal year 2013 was challenging for Dean Foods and, with the exception of a few operating divisions, performance fell below target. Consistent with our pay-for-performance approach, none of our executive officers received any payments under our 2013 STI Plan (as defined in the Compensation Discussion and Analysis section below) relating to our 2013 financial performance. Some, but not all, of our executive officers received a modest payment under the 2013 STI Plan relating to such officers’ individual objectives. No executive officer received any payments under the Executive Retention Plan for 2013. The Executive Retention Plan concluded in 2013, and no retention plan for executives is in effect for 2014.

The “say-on-pay” proposal received strong stockholder support at our 2013 Annual Meeting of Stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in prior years to determine executive compensation and will continue to consider stockholder concerns and feedback in the future.

QUESTIONS AND ANSWERS

All references in this Proxy Statement to “Dean Foods,” “we,” “our,” and “us” mean Dean Foods Company. Unless otherwise noted, all numbers of shares or share prices relating to our common stock in this Proxy Statement reflect the August 2013 Reverse Stock Split (as that term is defined in Proposal Two), and all numbers of shares or units and corresponding prices related to equity awards granted prior to May 23, 2013 (the effective date of the WhiteWave Spin-Off) have been adjusted to preserve the pre-spin intrinsic value of the award.

Why did I receive this Proxy Statement?

On April 11, 2014, we began mailing this Proxy Statement to everyone who was a holder of record of our Company’s common stock at the close of business on March 17, 2014, the “Record Date” for the determination of stockholders entitled to notice of and to vote at our 2014 Annual Meeting of Stockholders.

Our Board of Directors is soliciting your proxy, or directive, to vote your shares at the Company’s 2014 Annual Meeting of Stockholders to be held on May 14, 2014 and at any adjournments or postponements of the meeting. This Proxy Statement includes detailed information about the matters that will be discussed and voted on at the meeting and provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are stockholders of record and who live in the same household generally receive only one copy per household of the Annual Report, Proxy Statement and most other mailings. The only item that is separately mailed for each stockholder of record or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214, or at Dean Foods Company, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention: Investor Relations and request that action. Within 30 days after your request is received, we will start sending you separate mailings.

If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at the mailing address or phone number provided above and request that action. That request must be made by each stockholder of record in the household.

How can I obtain a copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders of record who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may download them from www.deanfoods.com/proxymaterials. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank or other nominee. If you would like copies mailed to you and you are a stockholder of record, such materials will be mailed promptly if you request them from our Investor Relations Department at 800.431.9214. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	is present in person, or

•	is not present in person but has submitted a proxy either by telephone, online or by mail prior to the meeting.

According to our bylaws, holders of at least 46,744,580 shares of our common stock (which is a majority of the shares of our common stock that were issued and outstanding on March 17, 2014) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

If holders of fewer than 46,744,580 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting.

If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to elect Tom C. Davis, John R. Muse, Gregg A. Tanner, Jim L. Turner and Robert T. Wiseman as members of our Board of Directors, each for a one-year term.

•	Proposal Two: A proposal to approve and adopt an amendment to our Restated Certificate of Incorporation, as amended, decreasing the total number of authorized shares of our capital stock in proportion to the 1-for-2 reverse stock split effected in August 2013.

•	Proposal Three: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Four: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2014.

•	Proposal Five: A stockholder proposal to limit accelerated vesting of equity awards in connection with a change in control of our Company.

•	Proposal Six: A stockholder proposal related to the adoption of a policy requiring reporting of political contributions.

•	Proposal Seven: A stockholder proposal related to water stewardship in the agricultural supply chain.

The Board of Directors is now soliciting your vote on these proposals. Proposals One, Two, Three, and Four have been approved by our Board of Directors, and the Board of Directors recommends that you vote FOR each of the nominees named in Proposal One, and FOR Proposals Two, Three and Four. The Board of Directors recommends that you vote AGAINST each of Proposals Five, Six, and Seven.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 17, 2014. Cumulative voting is not permitted. Our transfer agent, Computershare, will count the votes and act as inspector of election.

Our common stock was the only class of stock outstanding on March 17, 2014. As of that date, there were 93,489,157 shares of common stock issued and outstanding.

After all of the proposals have been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2013 operating and financial results and an update on our business.

How many votes are necessary to elect the nominees for director?

In 2009, we implemented majority voting for the election of our directors, which became effective following our 2009 Annual Meeting of Stockholders. Our bylaws currently provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board would then make a determination of whether to accept the resignation, after consideration of the recommendation of the Nominating/Corporate Governance Committee.

What if a nominee for director is unwilling or unable to stand for election?

Each of the persons nominated for election has agreed to stand for election. If unexpected events arise that cause one or more of the persons nominated for election to be unable to stand for election, then either:

•	the Board can vote at, or prior to, the meeting to reduce the size of the Board of Directors, or

•	the Board may, prior to or during the meeting, nominate another person for director.

If our Board of Directors nominates someone at or prior to the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote for such person on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The proposal to approve and adopt an amendment to our Restated Certificate of Incorporation, as amended, decreasing the total number of authorized shares of capital stock by the same 1-for-2 ratio as determined in the reverse stock split authorized at the Company’s Annual Meeting of Stockholders on May 15, 2013 and effected on August 26, 2013, must receive the affirmative vote of a majority of shares entitled to vote at the meeting in order to pass.

Proposal Three: The Compensation Committee of our Board of Directors has responsibility for designing our compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of compensation is not binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors is soliciting your opinion regarding our compensation program. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our Named Executive Officers (as defined below in the Compensation Discussion and Analysis section of this Proxy Statement). The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal Four: The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2014. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the Audit Committee’s selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2015. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposals Five, Six, and Seven: The stockholder proposals must each receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

How do I submit my proxy?

To submit your proxy, follow the instructions on the enclosed proxy card or voting card. You may submit your proxy by telephone, online or by mail.

If you are the stockholder of record, you may vote in person at the Annual Meeting or you may provide your proxy by telephone, online or by mail.

If your shares are held in a brokerage account, you are probably not a stockholder of record. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper legal proxy from your broker. You should therefore submit your proxy or voting instructions by telephone, online or by mail according to the instructions on the enclosed voting card to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg A. Tanner, our CEO, and Rachel A. Gonzalez, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Tanner and Ms. Gonzalez will be authorized to use their discretion to vote on such matters on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two, Three, and Four and AGAINST Proposals Five, Six, and Seven.

We encourage you to submit your proxy now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

Yes. Dean Foods Company delivers a full set of proxy materials to each stockholder of record. In addition, this Proxy Statement and the 2013 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a paper copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our Investor Relations Department by telephone at 800.431.9214, or by writing Dean Foods Company, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention: Investor Relations.

For holders in street name: You must contact your bank, broker or other holder to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov or by contacting our Investor Relations Department at 800.431.9214.

What if I want to revoke my proxy?

You can revoke your proxy at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, or

•	submit a later dated proxy, either by telephone or online (the last vote you cast before the meeting begins is the one that will be counted).

If you are a stockholder of record (or if you hold your shares in “street name” and have a proper legal proxy from your broker), you may also come to the meeting and change your vote in writing.

What if I do not submit a proxy?

If you do not submit a proxy or vote at the meeting, your failure could affect whether there are enough stockholders present at the meeting to hold the meeting and whether Proposal Two is approved. Holders of a majority of the issued and outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One, regarding the election of directors.

If your shares are held in “street name” and you do not instruct your broker how to vote your shares, your brokerage firm will leave your shares unvoted (a “broker non-vote”) with respect to all proposals other than Proposal Four. Broker non-votes will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have discretionary voting power to vote only on matters considered to be “routine.” Pursuant to the rules of the New York Stock Exchange (“NYSE”), your broker will be permitted to vote for you without instruction only with respect to Proposal Four regarding the ratification of Deloitte & Touche LLP. A broker non-vote will not have any impact on the outcome of Proposals One, Three, Five, Six or Seven.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2015 Annual Meeting of Stockholders, such notice must be received no earlier than January 14, 2015 and no later than February 13, 2015.

Instructions for nominating directors are provided in the section captioned “How can stockholders nominate directors?” on page 39 of this Proxy Statement.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than December 12, 2014. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC. You may write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy) and entitled to vote on the matter.

Who will pay for this solicitation?

We will pay all costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock. We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $10,000, plus certain out-of-pocket expenses.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Election of Directors

Our Board of Directors currently consists of eight directors that are divided into three classes as follows: two Class I directors and three Class III directors whose terms will expire at the 2014 Annual Meeting of Stockholders and three Class II directors whose terms will expire at the 2015 Annual Meeting of Stockholders. In 2012, we amended our Restated Certificate of Incorporation to provide for the declassification of our Board of Directors over a three-year period, with such declassification expected to be complete in 2015. In connection with such declassification, stockholders will vote for the five nominees listed below to serve until our 2015 Annual Meeting of Stockholders, or until such director’s earlier death, resignation or removal.

Each of the nominees listed below is currently a member of our Board of Directors, and each has been previously elected by our stockholders. There are no family relationships among our directors or executive officers.

Each of the persons nominated for election has agreed to stand for election. If any nominee is unwilling or unable to stand for election then the Board may vote to reduce the size of the Board of Directors or may nominate another person to serve as director and the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for such other person.

Tom C. Davis

Director since March 2001

Non-Executive Chairman since May 2013

Mr. Davis, age 65, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He previously served as Managing Director of Bluffview Capital, LP, an investment banking firm that he co-founded, from 2001 to 2012 and as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves as Chairman of the Board and as a member of the Audit, Compensation and Investment Committees; MicroDental Co., a privately-held dental laboratory network company, where he serves on the Audit and Compensation Committees; and WhiteHorse Finance, Inc., a closed-end management investment company that targets debt investments in privately held, small-cap U.S. companies, where he serves as chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee. Until April 2013, Mr. Davis served on the Board of Directors of Westwood Holdings Group, Inc., an investment management and trust services company, where he served on the Audit and Compensation Committees. He also served on the Board of Directors, including as a member of its Audit and Compensation Committees, of BioHorizons, Inc., a dental equipment and supplies manufacturing company, until early 2014.

Mr. Davis has been an investment banker for more than 20 years and in that role has advised multiple public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience serves Mr. Davis well in his role as Chairman of the Board and that he brings invaluable strategic insight in the area of finance.

John R. Muse

Director since November 1997

Mr. Muse, age 63, is Chairman of a private equity firm, Kainos Capital, LLC (formerly known as HM Capital Partners LLC and prior to that known as Hicks, Muse, Tate & Furst Incorporated, which he co-founded in 1989).

He also serves as Chairman of Lucchese Boot Company, Inc. a privately-held boot manufacturer. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997.

Mr. Muse has over 30 years of experience in investment banking, including experience in the food and beverage, energy and media sectors. His experience in the food and beverage sector includes service on the boards of several companies, including CSM Bakery Products, one of the largest bakery manufacturers in North America, Earthbound Farms, Inc., an organic farming company, and Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States. In addition to his industry knowledge, Mr. Muse has extensive knowledge of capital markets and finance, which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Gregg A. Tanner

Chief Executive Officer

Director since November 2012

Mr. Tanner, age 57, has served as our Chief Executive Officer since October 31, 2012 and as a member of our Board of Directors since November 2012. He joined the Company in November 2007 as Executive Vice President and Chief Supply Chain Officer and served as the President, Fresh Dairy Direct and Chief Supply Chain Officer from January 2012 until becoming our Chief Executive Officer. Prior to joining the Company, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining The Hershey Company, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee. He also serves on the Boards of Directors of the International Dairy Foods Association and the Grocery Manufacturers Association, and he serves as an officer of the Milk Industry Foundation.

Mr. Tanner’s extensive experience in supply chain management and his role as our Chief Executive Officer provide our Board with invaluable insight regarding the Company’s operations.

Jim L. Turner

Director since November 1997

Mr. Turner, age 68, currently serves as Principal of JLT Beverages L.P., a position he has held since 1996. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Since September 2013, Mr. Turner has served as Vice Chair of the Board of Trustees of Baylor Scott & White Health, the largest not-for-profit healthcare system in the State of Texas, and also serves as Chair of its Finance Committee and as Vice Chair of its Executive Committee. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States; INSURICA, a full service insurance agency; Davaco, Inc., a leading provider of retail services; and DS Services, Inc., a company that offers bottled water, brewed coffee and tea beverages and related equipment for water filtration systems, where he serves on the Compensation Committee. Mr. Turner previously served on the Board of Directors of Majesty Hospitality Staffing through 2012, where he served as the Chairman and he served as the Chair of the Board of Trustees of Baylor Health Care System until its merger with Scott & White Healthcare in September 2013.

Mr. Turner’s experience with beverage and bottling companies translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including with Morningstar and other consumer packaged goods companies, give him further visibility into our business model.

Robert T. Wiseman

Director since February 2013

Mr. Wiseman, age 59, is a private investor that previously served as the Chief Executive of Robert Wiseman & Sons PLC from 2002 to February 2012, when he sold Robert Wiseman & Sons PLC to the Müller Group. Following the sale, he served as Non-Executive Director of Robert Wiseman Dairies Limited, Great Britain’s largest fresh liquid milk processor, from February 2012 to August 2013. Mr. Wiseman joined Robert Wiseman & Sons Limited, in 1975 and held positions of increasing responsibility, including Managing Director, from 1994, after the company began trading on the London Stock Exchange, to 2002.

Mr. Wiseman’s extensive experience in the international dairy industry is invaluable to understanding the operations of our Company, including identifying efficiencies with our assets and potential growth opportunities.

Information on our other directors, including biographies, other board service and particular qualifications, can be found on pages 27-28 of this Proxy Statement.

Our Board of Directors unanimously recommends that you vote FOR the election of each of Messrs. Davis, Muse, Tanner, Turner and Wiseman.

Proposal Two: Adoption and Approval of an Amendment to the Company’s Restated Certificate of Incorporation, as amended, Decreasing the Total Number of Authorized Shares of our Capital Stock

Our Board of Directors has unanimously adopted and approved and is submitting for stockholder adoption and approval an amendment to our Restated Certificate of Incorporation, as amended, that would decrease the total number of authorized shares of our capital stock from 501,000,000 shares to 251,000,000 shares, 250,000,000 shares of which shall be common stock, par value $0.01 per share, and 1,000,000 shares of which shall be preferred stock, par value $0.01 per share.

Pursuant to the General Corporation Law of the State of Delaware, our Board of Directors must adopt and approve, and declare the advisability of, any amendment to our Restated Certificate of Incorporation and submit the amendment to stockholders for their adoption and approval. The affirmative vote of a majority of shares entitled to vote at the meeting is required to adopt and approve Proposal Two.

The form of the proposed amendment to our Restated Certificate of Incorporation, as amended, that would decrease the total number of authorized shares of our capital stock is included as Appendix A of this Proxy Statement. If Proposal Two is adopted and approved by our stockholders, the reduction in the number of authorized shares would become effective upon the filing and effectiveness of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (referred to herein as the “Effective Time”). It is expected that such filing will take place promptly following the date of the meeting of stockholders, assuming the stockholders adopt and approve Proposal Two. However, the exact timing of the filing of the Certificate of Amendment will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board of

Directors reserves the right, notwithstanding stockholder authorization and without further action by the stockholders, to elect not to proceed with the reduction in our total number of authorized shares if, at any time prior to filing the Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders.

Background and Reasons for the Amendment of Our Restated Certificate of Incorporation

At our 2013 Annual Meeting of Stockholders on May 15, 2013, the stockholders of the Company approved a proposal to adopt an amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, with such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors and conditioned upon completion of the tax-free distribution or other tax-free disposition of at least 80% of the voting interests in our former subsidiary, WhiteWave. We believed that enabling the Board of Directors to set the ratio of the reverse stock split within the stated range would provide us with the flexibility to implement such reverse stock split in a manner designed to maximize the anticipated benefits for our stockholders.

On May 23, 2013, the Company completed the WhiteWave Spin-Off by effecting the distribution of an aggregate of 47,686,000 shares of Class A common stock and 67,914,000 shares of Class B common stock of WhiteWave as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013. On August 26, 2013, the Company effected a reverse stock split of the Company’s issued common stock by a ratio of 1-for-2 (the “August 2013 Reverse Stock Split”). Upon the effectiveness of the August 2013 Reverse Stock Split, every two shares of issued common stock (including shares of common stock held in the Company’s treasury) were automatically combined into one share of common stock.

As a result of the Company’s decision to obtain stockholder approval for the August 2013 Reverse Stock Split within the stated range of ratios, the Company was not permitted under the General Corporation Law of the State of Delaware to propose an amendment to the Restated Certificate of Incorporation, as amended, to effect a proportionate reduction of the authorized shares of common stock of the Company for stockholder approval at such time. However, in connection with the effectiveness of the August 2013 Reverse Stock Split, the Company announced an intent to submit a proposal to our stockholders at the Company’s 2014 Annual Meeting of Stockholders, seeking stockholder approval for a proportionate 1-for-2 adjustment of the Company’s authorized shares of common stock.

Effects of Decreasing our Total Number of Authorized Shares of Common Stock

We are currently authorized to issue up to 500,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of March 17, 2014, 123,055,182 shares of common stock were issued and 376,944,818 shares of common stock were available for future issuance; no shares of preferred stock were issued. Immediately following the Effective Time, we will be authorized to issue up to a total of 250,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Board of Directors believes that such amount is sufficient for the Company at this time. In the event we need to increase our authorized shares of capital stock in the future, the Company’s Restated Certificate of Incorporation, as amended, may be amended to increase the number of authorized shares of stock.

If Proposal Two is adopted and approved, the number of issued shares of our common stock (including shares held in the Company’s treasury) will remain unchanged. However, immediately following the Effective Time, we would have 126,944,818 shares of common stock available for future issuance based on the number of shares available as of March 17, 2014. Therefore, if Proposal Two is adopted and approved, we will have the ability to issue a smaller percentage of our common stock in relation to our currently outstanding shares.

Although not designed or intended for such purposes, the proposed decrease in the number of our authorized shares of common stock could decrease the ability of our Board of Directors to discourage an attempt to obtain control of the Company, since shares of common stock remaining available for issuance could be issued to purchasers who support our Board of Directors and are opposed to a takeover.

The proposed amendment to our Restated Certificate of Incorporation, as amended, will not affect the number of authorized shares of preferred stock.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to this Proposal Two, and we will not independently provide our stockholders with any such rights.

Our Board of Directors unanimously recommends that you vote FOR Proposal Two.

Proposal Three: Advisory Vote on Executive Compensation

As a result of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and in accordance with Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”), we are presenting our stockholders a proposal to approve, on an advisory basis, our fiscal 2013 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement. The stockholder vote is advisory in nature and is not binding on the Company, its Board of Directors or the Compensation Committee. In 2011, the majority of our stockholders voted in favor of holding advisory votes on executive compensation annually; therefore, we currently intend to submit such a proposal each year.

We are committed to our pay-for-performance philosophy and continue to emphasize programs that reward executives for results that are consistent with stockholder interests. Although we recognize the need to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value, we strongly believe in pay-for-performance, and we compensate our executives accordingly.

Our compensation policies and practices are described in the Compensation Discussion and Analysis section beginning on page 45 of this Proxy Statement and in the related compensation tables, notes and narrative disclosure included in this Proxy Statement. The Compensation Discussion and Analysis discusses in detail how our compensation policies and procedures implement our compensation philosophy of directly linking executive compensation to the Company’s performance and strongly aligning the interests of our executive officers with our stockholders.

Program Objectives. Our executive compensation program is designed to achieve the following four objectives:

•	attract and retain top talent;

•	motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•	ensure that our total compensation package is competitive in comparison to our peers, and that our compensation practices are consistent with high standards of good corporate governance and best practices within our industry; and

•	align our executives’ interests with the long-term interests of our stockholders through long-term incentive awards.

2013 Achievements and Financial Performance. The Compensation Committee believes that the executive compensation described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement is appropriate and reflects the performance of the Company in fiscal 2013 and is consistent with the following achievements and financial performance:

•	the WhiteWave Spin-Off in May 2013 and the sale of the remainder of our equity interest therein in July 2013;

•	the successful completion of the sale of our Morningstar Foods division in January 2013, which significantly strengthened our balance sheet and decreased our leverage;

•	the successful completion of a cash tender offer for up to $400 million aggregate principal amount of our 9.750% Senior Notes due 2018 and 7.000% Senior Notes due 2016, with preference given to the 2018 notes, resulting in expected annual pre-tax interest savings of approximately $36 million beginning in 2014;

•	the aggressive reduction in costs including the closure of 10-15% of our plant network (as of March 1, 2014, we had closed eight plants since late 2012 and announced the closure of one additional plant), the elimination of a significant number of distribution routes, and a reduction in associated SG&A expenses; and

•	generation of adjusted free cash flow of approximately $60 million during 2013.

Key Governance Programs and Policies. The Company also has several corporate governance programs and policies in place to manage compensation risk and align its executive compensation with long-term stockholder interests. These programs and policies include:

•	stock ownership guidelines;

•	a clawback policy;

•	a prohibition on hedging or other derivative transactions involving our stock by directors, officers and other employees;

•	a prohibition on pledges of our common stock after January 1, 2014 by our directors and executive officers (subject to certain exceptions) with a requirement that any existing pledges be reduced in a reasonable manner such that no securities are pledged as of January 1, 2016; and

•	an independent Compensation Committee and Compensation Committee consultant.

Our Board of Directors is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers (as defined below in “Compensation Discussion and Analysis”), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company, the Board of Directors or its committees, or create or imply any change to the fiduciary duties of the Board of Directors or its committees. Nevertheless, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Our Board of Directors unanimously recommends that you vote FOR Proposal Three.

Proposal Four: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2014 fiscal year and is soliciting your ratification of that selection.

The Audit Committee has responsibility for the selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee has responsibility for overseeing our financial reporting and various other matters. See page 33 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 42 for the Audit Committee Report. Additional information is available under the heading “Who is our Independent Auditor” on page 40.

Our Board of Directors unanimously recommends that you vote FOR Proposal Four.

STOCKHOLDER PROPOSALS

Proposal Five: Stockholder Proposal Regarding Accelerated Vesting of Equity Awards Upon a Change in Control

The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, Pennsylvania, 19102-1712, a beneficial owner of 1,014 shares of our common stock, has notified us that it intends to present a proposal at the 2014 Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The shareholders ask the board of directors of Dean Foods Company to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

SUPPORTING STATEMENT

Dean Foods Company (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination following a change in control at the end of the 2012 fiscal year could have accelerated the vesting of $32.6 million worth of long-term equity to Dean Foods’ eight senior executives.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes that the proposal from The City of Philadelphia Public Employees Retirement System is contrary to the best interests of the Company, its stockholders and its employees. The Board notes that similar proposals were considered and rejected by our stockholders at the 2012 and 2013 Annual Meetings of Stockholders.

Background Regarding Current Company Practices. The Board of Directors and the Compensation Committee have adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward senior executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for our stockholders. The active involvement of the management team is essential to meeting these goals. The Board of Directors and the Compensation Committee believe that it is particularly important for the Company to have a full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Equity awards to senior executives are made pursuant to the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”). Under the 2007 Plan, which was approved by our stockholders at our 2007 Annual Meeting of Stockholders and the performance criteria of which was overwhelmingly re-approved by our stockholders at our 2012 Annual Meeting of Stockholders, the Compensation Committee retains the discretion to determine whether, and under what circumstances, vesting of equity awards might be accelerated in connection with a change in control or otherwise. As provided in Section 9 of the 2007 Plan, specified transactions result in automatic acceleration of vesting of equity awards unless the Compensation Committee provides otherwise in an award agreement. The Compensation Committee has approved awards for our executive officers as set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

Summary of Response to Stockholder Proposal. As set forth in more detail below, the Board of Directors opposes the stockholder proposal for the following four reasons, each as discussed in more detail below:

•	First, the stockholder proposal would eliminate or significantly restrict the Board’s and the Compensation Committee’s ability to exercise their business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of the Company and our stockholders in a particular change in control transaction. Our Board of Directors believes that imposing a restriction as proposed by The City of Philadelphia Public Employees Retirement System could adversely affect stockholder value.

•	Second, we believe that a majority of the companies in our peer group, and the majority of public companies generally, do not prohibit the accelerated vesting of equity awards in connection with a change in control. Consequently, the proposal could put the Company at a significant disadvantage from a recruiting and retention standpoint for key executives.

•	Third, the stockholder proposal could deny the Company’s named executive officers the opportunity to fully realize their equity incentive awards and participate together with the stockholders in the value created in a change in control transaction.

•	Fourth, the proposal as written disproportionately punishes named executive officers and is vague in its description of pro rata vesting.

Restriction on the Board’s and Compensation Committee’s Ability to Exercise Business Judgment. Under Delaware law, one of the primary obligations of the Board of Directors, in connection with a change in control transaction, is to maximize value for our stockholders. One of the essential purposes of providing senior executives, including named executive officers, with equity-based compensation is to align our senior executives’ interests with the interests of our stockholders. The 2007 Plan permits the accelerated vesting of equity awards in certain situations upon a change in control because we believe that this structure properly aligns the interests of senior management with the interests of our stockholders in the consideration, negotiation, and implementation of a change in control transaction. In particular, the Board of Directors believes that:

•	accelerated vesting of equity awards upon a change in control transaction aligns the interests of our stockholders and senior executives, which allows the Company’s management team to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control event;

•	accelerated vesting of equity awards is an effective way to enable the Company to retain its management team during the pendency of a change in control transaction as it helps to remove some of the uncertainty that may arise for the executive, including potential job loss, from such a transaction; and

•	accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of senior executives while the Company is going through a change in control.

Permitting accelerated vesting upon a change in control assures that our named executive officers are not penalized with a potential loss of incentive compensation that could result from a transaction that is outside their control but in the best interests of our stockholders. For example, following a change in control, the Company’s stock may no longer exist and it is possible that management will no longer control the policies and operation of the surviving entity. In such a case, the protection afforded by accelerated vesting would provide senior management the ability to continue to increase the value of the Company for stockholders up to and following a potential change in control transaction. Moreover, a purchaser may prefer, for accounting, tax or other business reasons, that an acquired company accelerate the vesting of equity awards. The stockholder proposal would eliminate the Company’s ability to do so, which would restrict the ability of the Board to negotiate all of the relevant terms in the context of a change in control transaction.

Competitive Disadvantage in Attracting and Retaining Key Executives. As described in more detail below in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are intended to be competitive with those of our peer group and other companies with which we compete for talent. Based on publicly available information, a majority of the companies in our peer group, and most public companies generally, do not restrict the acceleration of vesting of equity awards in connection with a change in control transaction. Therefore, we believe that adoption of the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of key executives during such time could adversely affect the timing of, or ability to complete, such a transaction.

Possible Denial of Value of Equity Awards. The Board believes that the value created by a change in control should be attributed, at least in part, to the efforts and talents of the Company’s executives. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. The Board believes that accelerating the vesting of a named executive officer’s equity awards upon termination following a change in control is appropriate given the design of the Company’s current executive compensation program because it provides such named executive officers the opportunity to realize the full value of his or her equity awards and participate with the Company’s stockholders in the value created as a result of the change in control transaction. If the stockholder proposal was implemented, we believe our senior executives may not have the opportunity to realize value from their outstanding incentive equity awards and may actually be disincentivized by a transaction that creates value for stockholders.

Disproportionately Punishing Named Executive Officers and Vagueness. The 2007 Plan provides for accelerated vesting of equity awards upon a change in control for all of our equity plan participants, not just named executive officers. The Board believes that the stockholder proposal, which would treat named executive officers differently than other plan participants, undermines the objectives stated above for our philosophy and may lead to discord within the Company as the interests of senior management may not be aligned with the interests of mid-level managers and other Company employees. Further, the Board also believes that the proposal is unclear as to how pro rata vesting would be administered and calculated as the proposal does not account for differences in the Company’s time-vested awards, such as restricted stock units, and the Company’s performance-based awards.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Five.

Proposal Six: Stockholder Proposal Regarding Report on Political Contributions

The Comptroller of the State of New York, 633 Third Avenue, 31st Floor, New York, New York 10017-2341, on behalf of the New York State Common Retirement Fund, a beneficial owner of 257,450 shares of our common stock, has notified us that it intends to present a proposal at the 2014 Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

Resolved, that the shareholders of Dean Foods Co., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.    Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.    The identity of the recipient as well as the amount paid to each; and

b.    The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Dean Foods we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Dean Foods contributed at least $325,000 in corporate funds since the 2003 election cycle (CQ:http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck, Qualcomm and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board believes that the Company has a responsibility to its stakeholders to be engaged in the political process to both protect and promote shared interests. We make political contributions and maintain memberships with a variety of trade associations expressly for that purpose.

The Board also supports transparency and accountability in corporate spending on political activities. Political contributions of all types are subject to extensive governmental regulation and public disclosure requirements. Current law limits the amounts of political contributions that are permissible, restricts the organizations or entities that can receive corporate funding, and establishes a clear accountability system enforced by regulatory agencies in the United States. The Company is fully committed to complying with all applicable laws concerning political contributions and believes that ample information on the Company’s political contributions is available to stockholders and interested parties through public sources.

Political Contribution Policy/Practices. The Company’s policies pertaining to political contributions are set out in the Company’s Code of Ethics. To make them aware of the Company’s policies and procedures, the Company disseminates that document to all of its employees and to all new employees. The Code of Ethics is also available online under the Investor Relations—Corporate Governance tab at www.deanfoods.com.

Political Contributions & Lobbying. Federal law prohibits companies from making contributions or gifts of any kind to any political candidate, campaign committee or other organization in connection with any federal election. Accordingly, we make none. In certain states, the Company is permitted to make political contributions to state candidates, political parties and/or political action committees. Such contributions are required to be disclosed either by the recipient or by the donor in accordance with applicable state laws and that information is publicly available. Our industry is subject to extensive regulation at the federal and state levels. We ethically promote legislative and regulatory actions that further the business objectives of the Company. Information regarding our lobbying activities, such as amounts spent on lobbying and the subjects lobbied, is publicly available at http://lobbyingdisclosure.house.gov/.

The Company has established a political action committee (“PAC”). Contributions to the PAC are voluntary, and the PAC is required to comply with all laws regarding the operation of political action committees. The PAC files required reports of receipts and disbursements with the Federal Election Commission. These reports, which are publicly available at http://fec.gov/, identify the names of candidates supported and amounts contributed by the PAC. Additionally, the Federal Election Commission publicly discloses all political contributions to federal candidates over $200.

Trade Associations. The Company is a member of various trade or business associations to advance and protect its business interests. Dues and other payments made by the Company to trade associations are used for a wide variety of purposes by those organizations, including, but not solely for, political activity. The political activity of such associations is subject to reporting requirements under federal and state laws. Lobbying activity conducted by us through trade associations is reported publicly and is available at http://lobbyingdisclosure.house.gov.

In summary, the Board of Directors opposes the stockholder proposal for the following reasons:

•	Disclosure of the Company’s current policies and practices with regard to political contributions, together with applicable federal, state and local reporting requirements, provides appropriate transparency of the Company’s political activity.

•	The proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists.

•	The expanded reporting required by the proposal, if adopted, would result in additional time and expense to the Company with little, if any, corresponding benefit for stockholders.

•	Adopting a policy as set forth in the proposal may put the Company at a competitive disadvantage. Because parties with interests adverse to the Company also participate in the political process to their business advantage, the Board believes that the expanded disclosure requested in this proposal could place Dean Foods at a competitive disadvantage. Any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of the Company and our stockholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just the Company alone.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Six.

Proposal Seven: Stockholder Proposal Regarding Water Stewardship in the Agricultural Supply Chain

Water Stewardship in the Agricultural Supply Chain

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131, a beneficial owner of 954 shares of our common stock, has notified us that it intends to present a proposal at the 2014 Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

Resolved: Shareholders request that the Board of Directors of Dean Foods (the Company) adopt a comprehensive policy to require the Company’s key dairy farmer suppliers to report regularly on their performance and progress on: water use (including, where relevant, in feed production); manure management; in addition to energy use and greenhouse gases – and include a summary of this information as part of the Company’s annual sustainability report to shareholders (prepared at reasonable cost and excluding proprietary information.)

Whereas: Global estimates from the Food and Agriculture Organization indicate that agriculture accounts for roughly 70% of all water withdrawals. According to the Environmental Protection Agency, in the U.S., water pollution from agriculture is the number one cause for impaired waterways. In ground water, pathogens and nitrates from manure from dairy farms can impact human health via drinking water. Good agricultural stewardship practices often result in less pollution and reduced greenhouse gas emissions, more fertile soil, and increased biodiversity in the surrounding ecosystem(s).

With global demand for dairy rising with population growth, it is essential to improve the long-term sustainability of dairy production. Dean Foods is the largest processor and distributor of fluid milk in the U.S., operating approximately 70 manufacturing facilities. Its largest purchase, raw, unprocessed milk, totals over $5 billion annually. Dean Food sources milk directly from co-ops representing more than 10,000 dairy farmers, 700 independent farms, and 600 organic family farms across the U.S. We commend the company’s procurement team’s alignment with the Institute for Supply Management’s principles, which “champion social responsibility and sustainability practices in supply management,” but believe the company can increase its leadership and positively influence their dairy producers.

A 2011 study by the Innovation Center for U.S. Dairy, of which Dean Foods is a founding member, analyzes water impacts from domestic dairy production including water use, water stress, and eutrophication in the dairy supply chain. The study finds “these impacts are regional and location-dependent, but also extend into the entire watershed in which the dairy is located.” The research indicates about “35 percent of feed is grown on the farm by dairy farmers and the rest is purchased from other farmers.” Thus dairy operations can extend, where appropriate, best practices to their feed production.

Dean Foods states it is “concerned about the future and economic well-being of the entire U.S. dairy industry.” Taking a leading role in focusing on supplier sustainability and water performance will help Dean Foods better define the scope of its environmental impact and align with its 2020 Environmental Sustainability Goals.

We recommend the Company use the “Stewardship and Sustainability Guide for U.S. Dairy” as a framework to communicate progress. We encourage Dean Foods’ key suppliers to pilot Farm Smart, a new “smart tool” that seeks to help dairy producers “evaluate their production techniques, assess economic and environmental consequences of potential improvements in management practices, and share the contributions that their farm businesses have made to neighbors, community groups and consumers.”

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

Dean Foods Company does not own the farms from which it receives its supply of milk. While the Company is a large purchaser of dairy in the fluid milk sector, this represents only a portion of the dairy industry as a whole. Other manufacturers produce cheese, yogurt, powders and other dairy and dairy-related products that the Company does not produce. It is estimated that the Company purchases just over 10% of the total raw milk produced in the U.S. Consequently, from the perspective of a farmer, there are a wide variety of other outlets for their milk. Adopting a policy calling for the Company to require key dairy suppliers to report on performance related to water use and other issues could result in farmers seeking other, less-restrictive buyers for their milk, negatively impacting the Company’s ability to obtain milk and therefore having a material negative impact on our business.

The Board of Directors believes a broader coalition of industry partners, such as dairy cooperatives, the U.S. Department of Agriculture (“USDA”), and certain trade associations such as the Innovation Center for U.S. Dairy, would be most effective in driving toward a single industry framework and set of tools for farmers to use in tracking water use and conservation. Dean Foods is a founding member of the Innovation Center for U.S. Dairy, and the Board of Directors supports the Company’s ongoing participation in that group’s efforts toward driving industry consensus and adoption of the Innovation Center’s framework. The Board of Directors believes that creating a purchasing mandate for Dean Foods’ dairy suppliers would be counterproductive.

The Board of Directors supports the Company leading by example in the dairy industry regarding safety, quality and environmental sustainability. The Board of Directors is proud that, among its peers, the Company is at the forefront of setting and reporting progress against goals related to overall greenhouse gas emissions, energy conservation, water use, solid waste generation, and recycling. The Company first set a publicly-reported goal for water use reductions in 2008 – to reduce non-ingredient water use by 30%. Since 2008, the Company has conducted water audits in its plants and has identified more than 250 water efficiency projects being evaluated for implementation, with more than half of these projects already completed. Each of the Company’s manufacturing plants has a monthly water efficiency performance target that is connected to an overall water reduction goal and, in total, the Company has reduced absolute water consumption by 16% and water use intensity by 13.5% since 2008. In 2013, the Company set an even more aggressive water reduction goal, aiming for a 35% reduction by 2020. These advancements demonstrate the Company’s dedication to water conservation within its operations.

Given the broad dairy farming industry dynamics, the diverse nature of the Company’s milk supply, and the potential competitive disadvantage that could be created in milk procurement by adopting a supply policy mandate such as the one advocated by the stockholder proponent, the Company believes its water stewardship efforts are best spent focusing on the sustainability goals related to Dean Foods’ operations and by working to influence the broader industry to seek continuous improvement over time.

In summary, the Board of Directors opposes the stockholder proposal for the following reasons:

•	Adopting a prescriptive policy as set forth in the proposal could have a material negative impact on our business. The Company does not own the farms from which it receives its supply of milk, and adopting such a policy could result in farmers seeking other, less-restrictive buyers for their milk.

•	Because of the limited control the Company has on its dairy suppliers, the Board believes a broader coalition of industry partners, such as dairy cooperatives, the USDA, and certain trade associations such as the Innovation Center for U.S. Dairy, would be most effective in driving toward a single industry framework.

•	The Company is dedicated to water conservation within its own operations and believes its water stewardship efforts are best spent focusing on the sustainability goals related to Dean Foods’ operations and by working to influence the broader industry to seek continuous improvement over time.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Seven.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Corporate Governance Principles recommend a board size ranging from six to twelve members. Our Board of Directors has set the number of directors constituting the full Board at eight, and we currently have eight directors. The Board of Directors is currently divided into three classes, two Class I directors and three Class III directors whose terms will expire at the 2014 Annual Meeting of Stockholders and three Class II directors whose terms will expire at the 2015 Annual Meeting of Stockholders. As mentioned in Proposal One, the declassification of our Board of Directors is expected to be complete in 2015, when all members of the Board will be required to stand for election by the stockholders at the 2015 Annual Meeting of Stockholders. In connection with such declassification, stockholders will vote for the nominees listed in Proposal One to serve until our 2015 Annual Meeting of Stockholders, or until such director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the five directors nominated for election, the following persons currently serve on our Board of Directors as Class II Directors whose terms will expire at the 2015 Annual Meeting of Stockholders:

Janet Hill

Director since December 2001

Ms. Hill, age 66, currently serves as principal at Hill Family Advisors and has served in such position since 2010. Prior to that, Ms. Hill served as Vice President of Alexander & Associates, a corporate consulting firm which she owned, from 1981 until her retirement in 2010. She was originally elected to our Board of Directors in connection with our acquisition of Dean Holding Company (formerly known as Dean Foods Company) (“Legacy Dean”) in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of The Wendy’s Company, where she serves on the Compensation Committee; Carlyle Group Management L.L.C., the general partner of The Carlyle Group L.P.; and Echo 360, Inc., a private company that is a global leader in active and distance learning solutions for higher education. She also serves as a trustee of Duke University. Until its merger with a subsidiary of Softbank Corp. in July 2013, Ms. Hill served on the Board of Directors of Sprint Nextel Corporation, where she served on the Compensation and Nominating/Corporate Governance committees.

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander & Associates where she provided corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience serving as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux

Director since May 2009

Mr. Mailloux, age 65, is the owner of Stonehill Partners Limited, a company engaged in strategy development and business consulting, and has owned this company since 2011. Until January 2014, Mr. Mailloux served as the secretary and Chairman of the Board of Directors of SCQuARE International USA inc., a private company formed in 2012 that provides consulting services to companies across a broad spectrum of industries. He previously served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1986 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996 and

President, Pepsi Cola Canada Beverages from 1989 through 1994. Mr. Mailloux is also a member of the Advisory Board of Innovative Green Technologies LLC, a provider of environmentally friendly technology solutions.

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales and marketing experience in both company operations and franchise environments globally. Mr. Mailloux also previously served on the Board of Directors of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global business experience, make him well-qualified to advise our Company as we continue to execute our business strategies.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 63, currently serves as Managing Partner of Suiza Realty SE, a housing developer in Puerto Rico, and has served in such position since 1993. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico; and Suiza Realty SE. In addition, Mr. Nevares previously served on the Board of Directors of the Corporation for the Development of the Cantera Peninsula through 2010, a government-sponsored development company for a low income area in Puerto Rico; Caribbean Preparatory School through 2012, a non-profit educational institution; and First BanCorp through 2012, where he served on the Audit, Asset, Liability and Risk Management and Credit Committees.

As head of the former Suiza Dairy, Mr. Nevares has significant experience in the dairy industry, which is invaluable in connection with analyzing and assessing the strategic direction of the Company. Mr. Nevares also has extensive experience evaluating financial statements at First BanCorp and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy. These skills serve him well as a member of the Company’s Audit Committee.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction Policy” on page 84 of this Proxy Statement. In 2014, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Tom C. Davis, Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner, and Robert T. Wiseman. Because Mr. Tanner is currently the CEO of our Company, he was not determined to be an independent director in 2014. In addition, the Board has determined that Mr. Davis, Ms. Hill, Mr. Mailloux, and Mr. Nevares are independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act. As disclosed in our 2013 Proxy Statement in the section captioned “Who are our independent directors?,” in 2013, our Board determined that Messrs. Green and Hardin and Ms. Wright, who served as directors of the Company until May 1, 2013, were “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles and that Mr. Green and Ms. Wright were independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act. Mr. Engles, the CEO of WhiteWave, then a publicly-traded subsidiary of the Company, and the former CEO of Dean Foods, was not determined to be an independent director in 2013. Each of Messrs. Green, Hardin and Engles and Ms. Wright resigned as a director of Dean Foods effective as of May 1, 2013 in connection with the WhiteWave Spin-Off.

Ms. Hill serves on the Board of Directors of The Wendy’s Company and as a trustee for Duke University. We sell products to The Wendy’s Company and Duke University, all in the ordinary course of our business. In 2013, The Wendy’s Company (and its predecessor) paid approximately $24.1 million for our products, and Duke University paid approximately $147,705 for our products. We sold products to Baylor Health Care System, which became Baylor Scott & White Health through a merger in 2013, primarily through third-party managed food service companies. Mr. Turner served on the Boards of both the Baylor Health Care System prior to the merger and Baylor Scott & White Health after the merger. In 2013, Baylor Health Care System and Scott & White Health paid approximately $121,806 and $161,745, respectively, for our products, all in the ordinary course of our business. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified chief executive officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our CEO and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. All of the directors who were members of the Board at the time of our 2013 Annual Meeting of Stockholders attended such meeting.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met seven times during 2013, including four regular meetings and three special meetings. In 2013, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our CEO and other senior management.

The Board may in its discretion combine or separate the roles of Chairman of the Board and CEO if it deems it advisable and in the best interests of the Company to do so. The Board has currently elected to separate the roles of Chairman of the Board and CEO with Mr. Davis serving as our Non-Executive Chairman of the Board and Mr. Tanner serving as our CEO. The Company’s Corporate Governance Principles provide for the annual election of the Chairman of the Board or, if the Chairman of the Board is not independent, a Lead Director.

Mr. Davis was elected as the Non-Executive Chairman of the Board in May 2013 and previously served as our Lead Director since August 2012.

The independent directors on our Board meet in executive session at each regularly scheduled Board meeting and following special meetings from time to time. Mr. Tanner works closely with Mr. Davis to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Nominating/Corporate Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the CEO), the nomination of directors and evaluation of the Board of Directors and its Committees and the CEO is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors.

Non-employee directors receive compensation for their Board and Committee service; executive officers of the Company and its subsidiaries who also serve on the Company’s Board of Directors do not receive separate compensation for Board service. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. During 2013, non-employee directors of Dean Foods Company received compensation as set forth below; non-employee directors who served as Non-Executive Chairman of the Board, as Lead Director, or as Committee Chairs received additional cash retainers as set forth below.

In connection with the WhiteWave Spin-Off, Gregg Engles, Stephen Green, Joseph Hardin, Jr. and Doreen Wright resigned as directors of Dean Foods effective as of the conclusion of the May 1, 2013 meeting of the Board. Messrs. Green and Hardin and Ms. Wright served as non-employee directors of our Board until May 2013 and were compensated for their service on our Board and Committees of the Board for the first two quarters of 2013.

Mr. Tanner, who served as CEO and as a director of the Company in 2013, and Mr. Engles, who served on the Company’s Board of Directors until May 1, 2013 and as an officer of certain subsidiaries of the Company until May 23, 2013, received no separate compensation for their Board service.

Non-Employee Director Compensation Structure—2013. The compensation structure for non-employee directors during 2013 is set forth below.

Cash Compensation. In 2013, non-employee directors were entitled to receive the following cash compensation:

•	$100,000 annual director retainer;

•	$165,000 per year for serving as Non-Executive Chairman of the Board;

•	$25,000 per year for serving as Lead Director;

•	$15,000 per year for chairing the Audit Committee or Compensation Committee; and

•	$10,000 per year for chairing any other Board Committee.

Cash compensation is paid quarterly in arrears on a pro rata basis. Additionally, if the number of meetings of the Board exceeds eight meetings or if the number of meetings of any committee of the Board to which a director is appointed exceeds eight meetings, in each case during any fiscal year, then the Board may award additional fees for each additional meeting in an amount to be determined by the Board. In 2013, the Board determined that non-employee directors would receive $2,000 for each additional meeting in excess of eight meetings. During 2013, the Audit Committee and the Compensation Committee each met nine times; therefore, each member of such Committees was awarded $2,000 for the additional meeting.

Directors may elect to receive any cash fees as restricted stock awards (“RSAs”) rather than in cash (other than fees for serving as the Non-Executive Chairman of the Board). If a director makes this election, he or she will receive an award of RSAs with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of Dean Foods common stock over the last 30 trading days of the quarter. One-third of the RSAs vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2013, Messrs. Davis and Nevares and Mses. Hill and Wright elected to receive all of their fees in cash, and Mr. Hardin elected to receive a portion of his fees in cash and a portion as RSAs. All other directors elected to receive their cash fees as RSAs. We refer to directors who elect RSAs in lieu of cash as “Exchanging Directors.” In the table set forth below, the amount that an Exchanging Director would have received as cash fees (the “Exchanged Cash Fees”) if they had elected cash is included in the column entitled “Fees Earned or Paid in Cash.” The value of the RSAs actually received in excess of such Exchanged Cash Fees is included in the Stock Award column.

Equity & Other Compensation. In addition to the cash compensation described above, during 2013 each non-employee director received an annual grant of restricted stock units (“RSUs”). The number of units granted was determined based on a value of $120,000 divided by the average of the Company’s closing stock prices over the first fifteen trading days in January 2013. The non-employee directors received their awards at the same time our executive officers and other key employees received their annual grants. The grants of these RSUs vest pro rata over a three-year term.

In addition, non-employee directors are eligible to participate in the medical, dental and vision benefit plans maintained by the Company. The Company also reimburses them for travel expenses and other out-of-pocket expenses incurred in connection with Company business.

Non-Employee Director Compensation—2013. The following table summarizes the compensation paid to non-employee directors for Dean Foods Board service in the fiscal year ended December 31, 2013. With respect to former directors Mr. Green, Mr. Hardin, and Ms. Wright, the table does not include compensation paid to them for their service as independent directors of WhiteWave from January 1, 2013 until May 23, 2013, the date of the WhiteWave Spin-Off. Former director Mr. Engles did not receive any compensation for his service on the Dean Foods Board of Directors or the WhiteWave Board of Directors during that time. No option awards to purchase Dean Foods common stock were awarded to the non-employee directors of Dean Foods in 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Current Non-Employee Directors
Tom C. Davis	241,500	110,213	351,713
Janet Hill	102,000	110,213	212,213
J. Wayne Mailloux	115,250	168,292	283,542
John R. Muse	102,000	161,855	263,855
Hector M. Nevares	109,500	110,213	219,713
Jim L. Turner	113,250	167,272	280,522
Robert T. Wiseman	100,000	160,876	260,876
Former Non-Employee Directors
Stephen L. Green	57,500	140,478	197,978
Joseph S. Hardin, Jr.	50,000	124,483	174,483
Doreen A. Wright	55,000	110,213	165,213

(1)	This column includes the value of earned cash compensation, whether paid in cash or RSAs. With respect to our Exchanging Directors (Messrs. Mailloux, Muse, Turner, Wiseman, Green and Hardin) this column also includes their Exchanged Cash Fees. Such amounts were $115,250 for Mr. Mailloux, $102,000 for Mr. Muse, $113,250 for Mr. Turner, $100,000 for Mr. Wiseman, $57,500 for Mr. Green, and $25,000 for Mr. Hardin. Mr. Hardin elected to receive only half of his cash fees in the form of RSAs.

(2)	This column represents the aggregate grant date fair value of the annual equity grants to directors paid in the form of RSUs. The aggregate grant date fair value is computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” (“FAS ASC Topic 718”). The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s stock on February 15, 2013, the date of grant, multiplied by the number of RSUs awarded.

In accordance with their election to receive RSAs in lieu of all or part of their 2013 cash compensation, the Exchanging Directors (Messrs. Mailloux, Muse, Turner, Wiseman, Green and Hardin) received RSAs with a value equal to 150% of such director’s Exchanged Cash Fees, determined as described above. With respect to Exchanging Directors, this column also includes the grant date fair value of the RSAs net of the director’s Exchanged Cash Fees, as follows: $58,079 for Mr. Mailloux, $51,642 for Mr. Muse, $57,059 for Mr. Turner, $50,663 for Mr. Wiseman, $30,265 for Mr. Green, and $14,270 for Mr. Hardin. RSAs in lieu of cash compensation are granted quarterly as of the last day of the applicable quarter. The aggregate grant date fair value of the RSAs is equal to the closing price of Dean Foods common stock on the date of grant.

(3)	The following table shows the aggregate number of outstanding RSAs, RSUs and exercisable stock options as of December 31, 2013, including any shares for which beneficial ownership has been disclaimed:

Name	RSAs	RSU Awards	Option Awards
Current Non-Employee Directors
Tom C. Davis	—	13,893	72,218
Janet Hill	—	13,893	116,508
J. Wayne Mailloux	7,055	13,893	18,324
John R. Muse	5,908	13,893	116,508
Hector M. Nevares	—	19,017	116,508
Jim L. Turner	6,558	13,893	72,218
Robert T. Wiseman	4,678	7,791	—
Former Non-Employee Directors
Stephen L. Green	1,416	—	—
Joseph S. Hardin, Jr.	—	—	—
Doreen A. Wright	—	—	—

Director Stock Ownership Guidelines. Our Corporate Governance Principles provide that within three years of joining the Board, each non-employee director is expected to own stock of the Company having a value of at least three times the director’s annual cash retainer paid for service on our Board of Directors. For purposes of these guidelines, a director is deemed to “own” beneficially-owned shares, as well as RSAs and RSUs, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions. With the exception of the Executive Committee, which has no charter and meets only as necessary, each of the Board’s Committees makes regular reports to the Board and reviews its own performance annually; meets at least quarterly; and operates under a charter. Each Committee charter is available on the Company’s website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a copy free of charge.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2013.

Board Member	Audit(1)(2)		Compensation(1)		Executive		Nominating/Corporate Governance(1)
Tom C. Davis	*		*		*
Janet Hill	*						*
J. Wayne Mailloux	*	¿	*
John R. Muse			*		*
Hector M. Nevares	*						*	¿
Gregg A. Tanner					*	¿
Jim L. Turner			*	¿	*		*
Robert T. Wiseman							*
Meetings in 2013	9		9		4		5

*	Committee Member
¿	Committee Chair

(1)	Our Board of Directors has determined, upon recommendation of the Nominating/Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating/Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating/Corporate Governance Committee.

(2)	Our Board of Directors has determined, based upon recommendation of the Nominating/Corporate Governance Committee, that Messrs. Davis and Nevares are “audit committee financial experts,” as that term is defined by the SEC and that each of the members of the Audit Committee is “financially literate” as that term is used in the NYSE Rules.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and our independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	monitoring and discussing our major financial risk exposures, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of current or former employees of our independent auditor;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements that may have a material impact on the our financial statements or compliance policies;

•	providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the CEO;

•	determining the CEO’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 45 of this Proxy Statement.

The Compensation Committee reviews and approves the compensation for our executive officers, including the CEO. Our CEO makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the CEO, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the CEO and two designated Executive Vice Presidents to grant stock options, RSUs, cash performance units (“CPUs”) and other long-term incentive awards in connection with the hiring of certain new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it seeks to ensure that management’s interests are aligned with those of the stockholders and to motivate and reward individual initiative and effort by emphasizing a pay-for-performance compensation philosophy so that attainment of Company and individual performance goals are rewarded. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. In addition, the Compensation Committee evaluates any advisors to such committee for potential conflicts of interest and considers such conflicts in connection with any engagement of such advisors. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. Further, the Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long-term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and individual performance goals for short-term incentive compensation, and by using benchmarks to our peer group for long-term incentive compensation, we believe we have allocated our compensation among base salary and short-term and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

To further mitigate risk, the Compensation Committee adopted a clawback policy in February 2010 that is applicable to both our short-term and long-term incentive compensation plans. The policy states that any restatement of our audited financial statements resulting from an employee’s fraud, intentional misconduct, gross negligence or other misfeasance, malfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued, shall give the Company the right to recover all or part of such employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010.

Compensation Committee Consultant. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee has retained a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer group with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer group and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

In 2013, the Compensation Committee conducted a request for proposal (“RFP”) for executive compensation services and decided to retain Mercer. Mercer was chosen because of its industry expertise and previous service delivery. Mercer was retained to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work for the Compensation Committee and its fees for those services, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay-for-performance philosophy.

Examples of executive compensation services provided by Mercer during 2013 include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations with management and the Compensation Committee on the design of short-term and long-term incentive plans;

•	periodic updates on market trends;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multiemployer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence and consulting services related to acquisitions and dispositions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2013 were approximately:

•	$327,000 for consulting services related to executive compensation that were provided to management and the Compensation Committee; and

•	$4.58 million for other services provided to the Company, as set forth above, including approximately $477,000 for services provided by affiliates of Mercer; the Mercer employees advising the Compensation Committee were not involved in the provision of services by Mercer’s affiliates.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The Compensation Committee directly engages the compensation consultant.

•	The executive compensation services provided by the compensation consultant to management and the Compensation Committee are approved in advance by the Compensation Committee.

•	The Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not approve in advance the engagement of Mercer by management for services other than those related to executive compensation, the Compensation Committee reviews, on a quarterly basis, all other services provided by Mercer and considers on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. The other services were approved by management in the normal course of business.

In addition the Compensation Committee considered the independence of Mercer in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from Mercer addressing its independence, including the following factors: (i) other services provided to the Company by Mercer; (ii) fees paid by the Company as a percentage of Mercer’s total revenue; (iii) policies or procedures maintained by Mercer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationship between the Company’s executive officers and Mercer or the individual consultants involved in the engagement. The Compensation Committee concluded that the work of Mercer did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors and its members are set forth in the table above. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Nominating/Corporate Governance Committee. The purpose of the Nominating/Corporate Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating/Corporate Governance Committee also performs the functions of a nominating committee. The Nominating/Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy (as defined below).

The processes and procedures followed by the Nominating/Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the Board’s role with respect to the nomination of directors?”

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Nominating/Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204 or at 800.431.9214 to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Non-Executive Chairman of the Board or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three primary Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating/Corporate Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

The Nominating/Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Nominating/Corporate Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Principles.

The Nominating/Corporate Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates. The Nominating/Corporate Governance Committee looks for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee, to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Assuming the appropriate information has been provided on a timely basis, the Nominating/Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. For our 2015 Annual Meeting of Stockholders, assuming no advancement or delay by more than 30 days from the first anniversary of the date of our 2014 Annual Meeting of Stockholders, such notice must be received no earlier than January 14, 2015 and no later than February 13, 2015.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers will also be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

800.431.9214

How is our ethics and compliance function managed?

We have a designated officer who oversees our ethics and compliance program. He provides quarterly reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2013 were approved by the Audit Committee. The following table presents aggregate fees and reimbursable expenses billed to the Company and its consolidated subsidiaries by Deloitte & Touche in 2013 and 2012. The fees include those related to the services performed with respect to WhiteWave which was a consolidated subsidiary through May 23, 2013, the date of the WhiteWave Spin-Off.

	2013	2012
Audit Fees(1)	$4,325,000	$5,866,000
Audit-Related Fees(2)	1,305,000	8,538,000
Tax Fees(3)	225,000	2,723,000
All Other Fees(4)	523,000	319,000

Total	$6,378,000	$17,446,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services provided in connection with statutory and regulatory filings. Also included in this caption is the audit of the Company’s internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002. Included in the 2012 audit fees was approximately $167,000 of statutory audit fees associated with WhiteWave’s international subsidiaries.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” These fees include due diligence on acquisitions and divestitures, including fees in 2012 related to the audit of the Morningstar standalone financial statements prepared in connection with the Company’s sale of that division, which was completed on January 3, 2013, and fees related to the WhiteWave IPO in October 2012 and follow-on audit and registration statements associated with WhiteWave through the date of WhiteWave Spin-Off. The WhiteWave audit-related fees included above were $577,000 and $3,874,000 in 2013 and 2012, respectively.

(3)

“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting. Amounts in 2012 include fees for tax advice related to the following matters: an analysis of the tax consequences of various divestiture scenarios with respect to WhiteWave and Morningstar; the Company’s request for a private-letter ruling, which was submitted to the IRS in connection with the anticipated spin-off of WhiteWave; and the structuring of the Company’s plans to repatriate certain cash attributable to its foreign operations during 2012. The WhiteWave tax fees included above were $22,000 and $519,000 in 2013 and 2012, respectively.

(4)	“All Other Fees” includes fees and expenses not related to audit or tax services, including advice regarding various sustainability analyses and disclosure, as well as advice regarding contract compliance with certain separation arrangements. The WhiteWave “other” fees included above were $94,000 and $235,000 in 2013 and 2012, respectively.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2014.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves certain services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2014 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring, consultation on post-transaction agreement provisions and related advice;

•	post-acquisition review of acquired business financial statements (including purchase accounting issues); and

•	closing balance sheet audits pertaining to dispositions.

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	advice on tax audits;

•	tax structuring and related advice in connection with potential restructurings and business and legal entity realignment;

•	transfer pricing and cost segregation studies; and

•	tax advice regarding new statutory, regulatory or administrative developments.

Other

•	participation in Deloitte & Touche-sponsored benchmarking surveys, educational, informational or other activities;

•	use of Deloitte & Touche financial reporting compliance checklists; and

•	subscription service for use of Deloitte & Touche’s accounting research tool.

The pre-approval described above will expire in the first quarter of 2015. In the event a matter of a type listed above arises before the first quarter of 2015, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chair of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the 2014 Annual Meeting of Stockholders to make a statement, if they choose, and to answer any appropriate questions you may have.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 and the assessment of the Company’s internal control over financial reporting with representatives of Deloitte & Touche LLP and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Company’s Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

This report is presented by:

The members of the Audit Committee

J. Wayne Mailloux (Chairman)

Tom C. Davis

Janet Hill

Hector M. Nevares

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the public company. According to that definition, as of the date of this Proxy Statement, our Board of Directors has determined that our “executive officers” are:

Gregg A. Tanner—Chief Executive Officer and Director

See Mr. Tanner’s biography on page 13 of this Proxy Statement.

Chris Bellairs—Executive Vice President and Chief Financial Officer

Mr. Bellairs, age 53, has served as our Executive Vice President and Chief Financial Officer since March 1, 2013. Prior to being promoted to such position he served in various capacities including as our Executive Vice President, Chief Financial Officer Designate since November 2012; as Chief Financial Officer of our Fresh Dairy Direct business from January 2012 until November 2012; and as our Vice President—Supply Chain Finance from 2008 through 2011. Prior to joining Dean Foods, Mr. Bellairs worked at PepsiCo, Inc., a global food and beverage company, from 1996 to 2004, where he most recently served as Vice President and Chief Financial Officer for the Foodservice and Vending division and led the financial integration of the Quaker Oats, Gatorade and Tropicana brands. Prior to joining PepsiCo, he worked at Procter & Gamble in various finance management roles and served as divisional Chief Financial Officer at Expedia, Inc. and Iron Mountain Incorporated and in a senior leadership role at The University of Notre Dame. Mr. Bellairs was an intelligence officer in the U.S. Army for six years.

C. Shay Braun—Senior Vice President, Operations and Procurement

Mr. Braun, age 47, became our Senior Vice President, Operations and Procurement in September 2013. Mr. Braun leads all of our manufacturing operations, as well as our operational centers of excellence, which include Engineering and Sustainability, Environmental Health and Safety and Quality Assurance. He is also responsible for managing the Company’s $5 billion dairy procurement activities. Mr. Braun joined Dean Foods in December 2007 as Vice President of Operations and was promoted to Senior Vice President, Procurement in January 2012 and to Senior Vice President, Procurement and Operations Support in November 2012. Mr. Braun has more than 20 years of supply chain and operations experience in the food and beverage industry. Prior to Dean Foods, he held positions of increasing responsibility with Sara Lee Corporation (successor in interest to Earthgrains Co.), from 1995 to 2007, where he last served as Vice President of LEAN Productivity. Mr. Braun also held various operational positions with Interstate Brands Corporation from 1993 to 1995 and Frito-Lay North America, Inc. from 1990 to 1993. Mr. Braun also serves on the Board of Directors of Promise House, a nonprofit organization.

Charles A. (Tony) Brooks—Senior Vice President, Logistics

Mr. Brooks, age 51, joined Dean Foods in March 2013 as Senior Vice President, Distribution, and assumed his current role as Senior Vice President, Logistics in September 2013 when he became a member of our executive team. He is responsible for leading all transportation and logistics operations for our nationwide distribution network. Mr. Brooks has more than 25 years of experience in logistics and distribution. Prior to joining Dean Foods, he served as the Senior Vice President of Operations for Reyes Holdings from 2012 to 2013 and as its Vice President, Logistics from 2010 to 2012, where he was responsible for operations integration and strategy, strategic sourcing, risk management, and fleet operations. Mr. Brooks spent 10 years, from 2000 to 2010, with Sears Holdings Company, where he last served as Vice President, Logistics and led distribution center operations for Sears Roebuck and Kmart retail formats. He also held various operations and distribution leadership roles with Dr. Pepper/7-Up Bottling Group, Frito-Lay, Inc., and Roadway Express, Inc.

Martin J. Devine—Executive Vice President, Chief Commercial Officer

Mr. Devine, age 61, oversees all commercial activities for Dean Foods, with responsibility for the Company’s geographically diverse selling, marketing, and research and development activities in his capacity as Executive Vice President, Chief Commercial Officer. From 2012, until Mr. Devine assumed his current role in September 2013, he served as Chief Operating Officer and was responsible for all commercial operations for the Company’s Fresh Dairy Direct business unit. Mr. Devine previously served as Senior Vice President of Procurement for Dean Foods, and before that as Group Vice President for the FDD Northeast Region. Mr. Devine joined Morningstar Foods in 1994, prior to its acquisition by Dean Foods in 1997. At Morningstar, Mr. Devine held roles of increasing responsibility, including Executive Vice President of Sales and President and CEO of the company’s eastern U.S. operations. Mr. Devine has more than 30 years of experience in the dairy industry, including early experience with Dairylea Cooperative Inc. and HP Hood LLC.

Rachel A. Gonzalez—Executive Vice President, General Counsel and Corporate Secretary

Ms. Gonzalez, age 44, has served as our Executive Vice President, General Counsel and Corporate Secretary since March 1, 2013. Prior to accepting such position, she had served as our Executive Vice President, General Counsel Designate since November 2012. Ms. Gonzalez joined Dean Foods in 2008 as Chief Counsel, Corporate & Securities and served as the Deputy General Counsel prior to her promotion in November 2012. Prior to joining Dean Foods, she served as Senior Vice President and Group Counsel for Mergers and Acquisitions at Affiliated Computer Services, Inc. (“ACS”), which was a publicly traded company providing business process outsourcing and information technology solutions, from 2006 to 2008. Prior to joining ACS, Ms. Gonzalez was a partner in the law firm of Morgan, Lewis and Bockius LLP in the Business and Finance Practice Group. Ms. Gonzalez serves on the Board Development Committee of the Girl Scouts of Northeast Texas, a nonprofit organization. She also serves on the Board of Directors of Dallas Urban Debate Alliance, a nonprofit organization.

Brian Murphy—Senior Vice President, Chief Information Officer

Mr. Murphy, age 47, has served as Senior Vice President, Chief Information Officer of Dean Foods since September 2013. In his current role, he is responsible for the Company’s information technology solutions. Mr. Murphy first joined Dean Foods in 2010 as Vice President, Supply Chain IT. He later served as Chief Information Officer for the Company’s Morningstar business unit, and continued in that role after Dean Foods sold Morningstar to Saputo Inc. in early 2013. He returned to Dean Foods in his current role in September 2013. Prior to Dean Foods, Mr. Murphy served as Senior Manager Shared Service of T-Mobile (USA) from 2008 to 2010, where he was responsible for the creation of a shared service organization to implement and support an order revenue stream as well as core operations. He also served in various IT, supply chain, logistics and engineering roles, both in the U.S. and internationally, at Whirlpool Corporation from 2002 to 2008 and at Colgate Palmolive Limited from 1994 to 2002. He also serves on the Board of Directors of Momentx Corporation, the parent company of Dairy.com, a leading provider of market intelligence and software-as-a-service solutions for the dairy industry.

Kimberly Warmbier—Executive Vice President, Chief Human Resources Officer

Ms. Warmbier, age 52, joined Dean Foods in May 2012 as Senior Vice President of Human Resources for Fresh Dairy Direct. She was promoted to her current position in November 2012. Prior to Dean Foods, Ms. Warmbier served as the Senior Vice President, Human Resources, for J.C. Penney Company, Inc. from November 2009 to December 2011 where she led human resource professionals supporting more than 150,000 associates in supply chain, stores and corporate. Her experience also includes more than 20 years in the consumer packaged goods industry with PepsiCo, Inc. where she led the HR PepsiCo Customer teams for the company’s five North American sales divisions including Frito-Lay, Pepsi, Tropicana, Quaker Oats and Gatorade. Ms. Warmbier currently serves on the North Texas Food Bank Board of Directors and is a member of their NTFB Finance Committee. She is a former member of the Board of Directors of Girl Scouts Northeast Texas, a nonprofit organization, where she served on the CEO Selection Committee.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices during 2013 with respect to our CEO, our current CFO, our former CFO and our three other most highly compensated executive officers serving at December 31, 2013. These individuals are identified below.

•	Gregg A. Tanner, our CEO and a director;

•	Chris Bellairs, our Executive Vice President and CFO;

•	Shaun P. Mara, our former Executive Vice President and CFO, who served until March 1, 2013;

•	Martin J. Devine, our Chief Commercial Officer;

•	Rachel A. Gonzalez, our Executive Vice President, General Counsel and Corporate Secretary; and

•	Charles A. (Tony) Brooks, our Senior Vice President, Logistics.

In addition, we will address the compensation of the following individuals who served as our executive officers for a portion of 2013 and who would have been among our most highly compensated executive officers in 2013, other than our CEO and CFO, had they served as an executive officer of Dean Foods at the end of 2013:

•	Steven J. Kemps, who served as our Executive Vice President, General Counsel and Corporate Secretary until March 1, 2013; and

•	Barbara D. Carlini, who served as our Senior Vice President and Chief Information Officer until September 30, 2013.

Messrs. Mara and Kemps and Ms. Carlini each received severance benefits under our Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), which is more fully described on page 76 of this Proxy Statement.

The eight individuals above are collectively referred to herein as our “Named Executive Officers” or “NEOs”. We refer to Messrs. Tanner, Bellairs, Devine and Brooks and Ms. Gonzalez collectively as our “current NEOs”. We refer to Messrs. Mara and Kemps and Ms. Carlini collectively as our “former NEOs”.

To further illustrate the concepts in this Compensation Discussion and Analysis, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our NEOs. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 66 of this Proxy Statement.

Executive Summary

Our Company looked remarkably different at the end of 2013 than it did when the year began. We have evolved from a company with three distinct business platforms into an enterprise focused on our core fluid dairy business. This section highlights our 2013 performance, describes changes in our executive team and summarizes certain compensation governance practices employed by our Company.

Pay-for-Performance Philosophy

As outlined in greater detail below, 2013 was a challenging year for our core dairy business, and we failed to meet the adjusted operating income targets established by the Compensation Committee pursuant to our 2013 Short-Term Incentive Compensation Plan (the “2013 STI Plan”) and our Executive Retention Plan. In accordance with our Compensation Committee’s pay-for-performance philosophy, our current NEOs did not receive any payments under the 2013 STI Plan or the Executive Retention Plan relating to the Company’s 2013 financial performance and some, but not all, of our NEOs received a modest payment (ranging from 0% to 14.6% of such NEO’s 2013 STI Plan (as defined below) total target amount), relating to such officer’s 2013 individual objectives. Additionally, our outstanding CPUs, which use Bank EBITDA (as defined below) as their performance metric, have accrued only 41% relating to one-third of the value of such CPUs. Due to the challenging financial performance during 2013, our Compensation Committee also determined that no current NEO would receive a salary increase during the Compensation Committee’s annual evaluation of executive salaries in February 2014. The Compensation Committee believes these actions are appropriate to reinforce our commitment to a pay-for-performance philosophy that seeks to align the interests of our executives with the interests of our stockholders.

2013 Performance

During 2013, we experienced significant challenges in our core fluid dairy business while simultaneously returning significant stockholder value through the strategic separation of our businesses.

Operating Performance. 2013 was a challenging year for our fluid dairy business as fluid milk volumes were soft, raw milk costs continued to increase and we experienced certain production and distribution transitory costs associated with accelerated plant closures and loss of volumes. As a result of an RFP, a significant customer transferred a meaningful portion of its business to other suppliers primarily over the later part of the second quarter of 2013, which resulted in a decline in our fluid milk volumes of approximately 7% during 2013 compared to prior year. In addition, the price for Class I raw milk, which is our primary raw material, neared all-time highs during 2013. As a result, our operating results, and more specifically, our consolidated adjusted operating income, were below the financial performance metrics under our 2013 STI Plan and our Executive Retention Plan for the 2013 performance period. Specifically, our 2013 operating results included:

•	consolidated adjusted operating income of approximately $228 million;

•	23% reduction in adjusted SG&A costs compared to 2012;

•	the closure of eight plants since late 2012 and the announcement of the closure of one additional plant; and

•	adjusted free cash flow of approximately $60 million.

Strategic Activities. During 2013, we returned significant stockholder value through the strategic separation of our businesses. We accomplished this transformation while simultaneously addressing the challenges in our core fluid dairy business described above.

In January 2013, we successfully sold our Morningstar division to a third party for net cash proceeds of approximately $1.45 billion. At the time of the disposition, Morningstar was a leading manufacturer of dairy and non-dairy extended shelf-life and cultured products, including creams and creamers, ice cream mixes, whipping cream, aerosol whipped toppings, iced coffee, half and half, value-added milks, sour cream and cottage cheese. As a result of this transaction, we were able to significantly strengthen our balance sheet and decrease our leverage.

In May 2013, we completed the spin-off of the majority of our ownership interest in WhiteWave. This spin-off followed the WhiteWave IPO that was completed in the fourth quarter of 2012. Following the completion of the WhiteWave IPO, we owned an 86.7% economic interest, and a 98.5% voting interest, in WhiteWave. On May 23, 2013, we distributed an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock to our stockholders in the WhiteWave Spin-Off. Subsequent to the WhiteWave Spin-Off, we retained ownership of 34,400,000 shares of WhiteWave’s Class A common stock, or approximately 19.9% of the economic interest of WhiteWave, which we disposed of in July 2013 in a tax-free debt-for-equity exchange transaction, resulting in approximately $589 million of net cash proceeds to our Company.

The transactions described above resulted in over $1.9 billion in value to our stockholders based upon (i) the closing price of our common stock on August 7, 2012, the date we announced the WhiteWave IPO, as compared to (ii) the closing price of our common stock a year later on August 7, 2013 plus the value of the August 7, 2013 closing prices of the WhiteWave Class A Common Stock and WhiteWave Class B Common Stock that we distributed in the WhiteWave Spin-Off.

In addition to the transformative transactions described above, we also accomplished the following strategic activities with respect to our capital structure and balance sheet during 2013:

•	completed a 1-for-2 reverse stock split of our issued common stock in August 2013;

•	announced a return of capital policy for our stockholders in November 2013, including

—	the adoption of a cash dividend policy by our Board with an expected initial quarterly dividend rate of $0.07 per share ($0.28 per share annually); and

—	an increase in our available share repurchase authorization from $218 million to $300 million, which may be used opportunistically by the Company at our discretion; and

•	completed a cash tender offer for certain of our outstanding notes, which resulted in the purchase of $376.2 million principal amount of our outstanding 9.750% Senior Notes due 2018 and $23.8 million principal amount of our 7.000% Senior Notes due 2016, resulting in annual pre-tax interest expense savings of $36 million beginning in 2014.

Changes in our Executive Team

In connection with the WhiteWave IPO and the WhiteWave Spin-Off, the Morningstar divestiture, and the focus on our core fluid dairy business, we experienced significant changes in our management team. The table below describes when each of our NEOs was appointed to his or her current position and any prior executive officer positions with the Company.

EXECUTIVE OFFICER	TITLE	DATE APPOINTED

CURRENT NEOS

Gregg A. Tanner	Chief Executive Officer	October 2012

	Director	November 2012

	Previously served as President, Fresh Dairy Direct and Chief Supply Chain Officer	January 2012 to October 2012

	Previously served as EVP and Chief Supply Chain Officer	November 2007 to January 2012

Chris Bellairs	EVP and Chief Financial Officer	March 2013

	Previously served as EVP, CFO Designate	November 2012 to March 2013

Martin J. Devine	EVP and Chief Commercial Officer	September 2013

	Previously served as EVP, Chief Operating Officer	November 2012 to September 2013

Rachel A. Gonzalez	EVP, General Counsel and Corporate Secretary	March 2013

	Previously served as EVP, General Counsel Designate	November 2012 to March 2013

Charles A. (Tony) Brooks	SVP, Logistics	September 2013

	Previously served as SVP, Distribution	March 2013 to September 2013

FORMER NEOS

Shaun Mara	Previously served as EVP and Chief Financial Officer	December 2010 until March 2013

Steven J. Kemps	Previously served as EVP, General Counsel and Corporate Secretary	August 2008 until March 2013

Barbara Carlini	Previously served as SVP and Chief Information Officer	May 2009 until September 2013

Corporate Governance Highlights

Our Board of Directors and the Compensation Committee have adopted compensation practices that are intended to emphasize a pay-for-performance compensation philosophy and to ensure that the efforts of management are consistent with the objectives of our stockholders.

WHAT WE DO	WHAT WE DON’T DO

We emphasize pay-for-performance.	We do not allow directors, officers or other employees to hedge or otherwise enter into derivative transactions relating to our common stock.

We maintain competitive compensation packages for our executive officers.	We prohibit future pledges of our stock by our officers and directors (subject to certain exceptions described below) and have adopted a transition period to unwind any current pledges.

We require our executives to own a significant amount of our stock pursuant to stock ownership guidelines.	We do not allow repricing of underwater stock options unless approved by stockholders.

We provide for double trigger provisions in our change in control agreements.	We do not provide for tax gross-up provisions in change in control agreements with our NEOs.

We have adopted a clawback policy.

Our executive compensation practices are discussed in more detail below.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our NEOs. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “—What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation plans that are designed to achieve the following four objectives:

•	attract and retain top talent;

•	motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•	ensure that our total compensation package is competitive in comparison to our peers, and that our compensation practices are consistent with high standards of good corporate governance and best practices within our industry; and

•	align our executives’ interests with the long-term interests of our stockholders through long-term incentive (“LTI”) awards, which for 2013 included RSUs, CPUs, and deferred cash awards (“Dean Cash”).

Governance Practices Related to Executive Compensation

In addition to designing our compensation plans to achieve the objectives outlined above, the Compensation Committee seeks to employ corporate governance best practices to align the interests of our executives with the interests of our stockholders and has adopted the compensation policies set forth below.

Clawback Policy	Our clawback policy is applicable to both our short-term and long-term incentive compensation plans and provides the Company with the right to recover all or part of an employee’s cash bonus or equity-based compensation award, or to cancel any equity-based compensation award granted on or after February 1, 2010, if there is any restatement of our audited financial statements resulting from such employee’s fraud, intentional misconduct, gross negligence or other misfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued.

Stock Ownership Guidelines	Our stock ownership guidelines apply to our executive officers and require our CEO to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers to own Dean Foods stock equal in value to two times their annual base salaries as described in more detail below in “—Stock Ownership Guidelines.”

No Tax Gross-Ups in our CIC Agreements	In 2011, our Compensation Committee eliminated excise tax gross-up provisions from change in control agreements entered into after August 2011; due to the changes in our executive team, as of December 31, 2013 none of the change in control agreements with our executive officers contain excise tax gross-up provisions.

Double Trigger Provisions in our CIC Agreements	In 2013, our Compensation Committee approved a revised form of change in control agreement for our CEO and Executive Vice Presidents that eliminated a “modified single trigger provision” that previously allowed the officer to receive termination pay if the officer voluntarily terminated his or her employment during the 30-day period following the first anniversary of a change in control; as of December 31, 2013 all of the change in control agreements with our executive officers include double trigger provisions.

Prohibition on Hedging and Other Derivative Activities	Our insider trading policy prohibits the hedging of our common stock or entering into other derivative transactions relating to our common stock by directors, executive officers and other employees of our Company.

Prohibition on Pledges	Our insider trading policy prohibits pledges of our common stock after January 1, 2014 by directors and executive officers with a requirement that any existing pledges be reduced in a reasonable manner such that no securities are pledged as of January 1, 2016; provided that the Chair of the Nominating/Corporate Governance Committee, in consultation with the General Counsel, may grant an exception to the prohibition on pledging in certain extraordinary circumstances (no such exception has been granted as of the date of this proxy statement).

Results of 2013 Stockholders’ Meeting

The Compensation Committee seeks to ensure that our executive compensation program is aligned with the interests of our stockholders. As part of its ongoing review of our executive compensation programs and policies, the Compensation Committee considered the affirmative stockholder “say-on-pay” vote at our 2013 Annual Meeting of Stockholders, in which we received a favorable vote from approximately 87% of our stockholders that voted.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	base salary;

•	variable annual cash incentives, which we refer to as short-term incentive (“STI”) compensation;

•	long-term incentives, which for the NEOs and other senior executives consist of RSUs, CPUs, and Dean Cash (and included stock options prior to 2013);

•	an Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan (“SERP”);

•	an Executive Retention Plan, which concluded in 2013; and

•	other perquisites.

The Company does not maintain an ERISA-qualified defined benefit pension plan for any of the NEOs.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such letter agreements generally state the executive’s base salary, signing bonus, if any, annual STI compensation opportunity, LTI awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Severance Plan. We also have entered into change in control agreements (“CIC Agreements”) with all of the NEOs. These agreements, along with any additional agreements we have entered with our NEOs, are summarized under the heading “Do we have agreements with our Named Executive Officers or directors?” on page 78 of this Proxy Statement.

Benchmark Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management team, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. To facilitate this comparison, our Compensation Committee historically used a group of peer companies selected early in the fiscal year as our benchmark. The companies included in our benchmark comparison group were based on analyses conducted by, and recommendations of, Mercer, the Compensation Committee’s compensation consultant. In connection with the WhiteWave IPO and Morningstar divestiture, during 2012 our Compensation Committee reviewed the total compensation offered by competitors for executive talent for our core fluid dairy business. For 2013, Mercer recommended the following group of peer companies to serve as a benchmark:

• Campbell Soup Company	• Hormel Foods Corporation

• The Clorox Company	• Kraft Foods Group, Inc.

• ConAgra Foods, Inc.	• Ingredion Inc.

• Flowers Foods, Inc.	• Pilgrim’s Pride Corporation

• Fresh Del Monte Produce Inc.	• TreeHouse Foods. Inc.

• The Hillshire Brands Company	• Tyson Foods, Inc.

In addition, the benchmark comparison group included the following peer companies that are no longer in existence due to merger and acquisition activity: (i) Smithfield Foods, Inc.; (ii) Ralcorp Holdings, Inc.; and (iii) Dole Food Company, Inc. The criteria considered by the Compensation Committee in selecting peer companies for the benchmark comparison group include the following:

•	median revenues of $7.3 billion, within a range of $2.2 billion to $33.3 billion;

•	median market value of $7.7 billion, within a range of $1.6 billion to $31 billion, calculated as of October 15, 2013; and

•	industry category, including companies with product lines that are impacted by commodity prices.

Compensation Methodology

To ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay-for-performance compensation philosophy so that attainment of Company and individual performance goals is rewarded. As described elsewhere herein, in accordance with this pay-for-performance philosophy and as a result of our operating results for 2013, our current NEOs did not receive any payments under our 2013 STI Plan relating to our 2013 financial performance or under our Executive Retention Plan. Some, but not all, of our current NEOs received a modest payment under the 2013 STI Plan relating to such officers’ individual objectives. Additionally, our executives did not receive base salary increases during the Compensation Committee’s annual review of base salaries in 2014.

Through the use of performance-based plans that emphasize attainment of Company goals, we seek to foster teamwork and commitment to performance. The use of tools such as equity ownership and LTI compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine STI compensation payout amounts, provide our executives with an incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results. In addition, in February 2010, the Compensation Committee implemented a “clawback” policy applicable to our STI and LTI compensation programs, which applies to our NEOs and other Company employees. See page 49 of this Proxy Statement for a description of this policy.

In connection with the WhiteWave IPO, the Compensation Committee directed Mercer to provide an analysis of base salary, STI compensation and LTI compensation for senior executives that would remain with the Company after the WhiteWave IPO and Morningstar divestiture. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the benchmark comparison group for base salary, STI compensation and LTI compensation. The Compensation Committee used these rankings as a component in determining base salary, annual STI and LTI compensation for the NEOs and other senior executives that remained as officers of the Company after the WhiteWave IPO and Morningstar divestiture. In addition to the benchmark comparison group, the Compensation Committee also considered general industry data where such additional information was considered to be helpful

Our compensation philosophy was to target compensation of NEOs and other key employees at the following approximate percentile ranges compared to the benchmark comparison group:

Base Salary	60th percentile

Target STI	50th percentile

Total Cash Compensation (Base Salary + STI)	50th – 60th percentile

Target LTI	50th percentile

TOTAL DIRECT COMPENSATION (Base + Target STI % + Target LTI Value)	50th – 60th percentile

Generally, this approach assured that if the performance metrics and individual goals were met at the target level, the participant would be paid total direct compensation, which consists of base salary, STI and LTI awards, at or near the 50th – 60th percentile for his or her position relative to the benchmark comparison group. The Compensation Committee believed that setting base salary at the 60th percentile was appropriate due in part to the fact that, unlike many of its peer companies, executive officers of the Company do not have defined benefit pension plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

The Compensation Committee met throughout 2013 with Mercer, members of the management team and independently to keep apprised of the Company’s progress toward attaining the financial targets set forth in the 2013 STI Plan and financial performance relative to our benchmark comparison group. In February 2013, the Compensation Committee met to approve STI payouts for fiscal 2012, LTI grants, and the 2013 STI Plan, which included performance targets for our senior executives. In March 2013, the Compensation Committee also finalized and approved 2013 objectives for the CEO and the executive team. At its scheduled meetings in May, August, and November 2013, the Compensation Committee received updates on performance to date compared to targets set forth in the 2013 STI Plan and the Executive Retention Plan, and reviewed updates regarding Bank EBITDA for long-term incentive performance related to our CPUs granted in 2013. In February 2014, the Compensation Committee met to review our 2013 financial results and to determine and approve payments under our 2013 STI Plan and our Executive Retention Plan for our current NEOs with respect to the 2013 performance period and to approve 2014 LTI-targeted awards for the current NEOs.

Compensation of our Chief Executive Officer

At the beginning of 2013, the Compensation Committee, with input from Mr. Tanner, our CEO, established specific objectives for each executive officer, including Mr. Tanner, which were tracked throughout the year by the Compensation Committee. In January 2014, Mr. Tanner prepared a self-assessment of his performance for 2013, which was reviewed by our Non-Executive Chairman of the Board and the Chair of the Compensation Committee. The Chair of the Compensation Committee then forwarded Mr. Tanner’s self-assessment of his performance to the Compensation Committee and the Chair of the Nominating/Corporate Governance Committee for input on Mr. Tanner’s performance rating and individual payout factor. After receiving input, the Chair of the Compensation Committee, together with our Non-Executive Chairman of the Board, agreed upon an initial performance rating and individual payout factor for Mr. Tanner and then distributed his assessment to our full Board of Directors for review and comment. Once all feedback was received, our Non-Executive Chairman of the Board and the Chair of the Compensation Committee prepared a final CEO assessment that was distributed to our full Board of Directors for final review. Our Non-Executive Chairman of the Board then communicated the results of the assessment to Mr. Tanner. Other than preparation of his performance self-assessment, Mr. Tanner does not participate in the process of determining his own compensation, nor was he present for the Compensation Committee or independent director discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Tanner’s 2013 performance is discussed below under the heading “—Compensation Mix—Annual Cash Compensation—Short-Term Incentive Compensation.”

The difference between the CEO’s compensation and the compensation of the other NEOs reflects the significant difference in their responsibilities. In general, the CEO’s compensation is much higher than that of other executive officers of public companies. The CEO is directly responsible for driving the strategy of the Company and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the CEO is directly responsible for selecting, retaining, managing and developing the executive team that will develop and execute corporate strategy.

Role of CEO in Compensation of Other Executive Officers

The process of setting objectives and reviewing performance against those objectives for executive officers is similar to that followed for the CEO. At the beginning of 2013, the Compensation Committee, with input from the Mr. Tanner, our CEO, established specific objectives for each executive officer, which were tracked throughout the year by the Compensation Committee and the CEO. In February of 2014, the recommendation of Mr. Tanner for the executive officers’ individual objectives and STI compensation percentage payout targets were presented to the Compensation Committee for further input and comments. Once the assessments were finalized by the Compensation Committee, Mr. Tanner met with each executive officer to review that officer’s performance. Mr. Tanner based his 2013 compensation recommendations upon the overall performance of the Company and his subjective review of each executive officer’s overall performance and contribution to the Company. While the Compensation Committee considered the recommendations of Mr. Tanner with respect to the compensation of the executive officers, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, the Compensation Committee allocates a significant portion of compensation paid to our executive officers to performance-based STI and LTI programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and LTI compensation becomes a larger component of total compensation. See the “Summary Compensation Table for Fiscal Year 2013” and “Grants of Plan-Based Awards in Fiscal Year 2013” tables on pages 66 and 70, respectively, of this Proxy Statement for more information.

Our initial target direct compensation (excluding any promotional or inducement grants) for NEOs was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	16%	Base Salary	28-40%
Short-Term Incentive	22%	Short-Term Incentive	20-24%
Long-Term Incentive	62%	Long-Term Incentive	36-52%

Annual Cash Compensation

Base Salary

The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and allows us to attract and retain top talent, consistent with our objectives. It has been the Company’s practice to set the base salary levels at approximately the 60th percentile of our benchmark comparison group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. The Compensation Committee believes that setting base salary at the 60th percentile of the benchmark comparison group was appropriate due in part to the fact that, unlike many of our peer companies, executive officers of the Company did not have defined benefit pension plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive; or, some executives may be below such levels due to internal promotions or other circumstances.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are based on changes in the benchmark comparison group, the performance of the executive, Company performance, and recommendations from the CEO for all executives except himself. The Compensation Committee separately reviews the performance of the CEO, as described above, and makes adjustments as warranted. The table below discloses base salary for each NEO in fiscal years 2012 and 2013. No adjustments were made in 2013 to the base salaries of the current NEOs because the compensation for such executives was adjusted in 2012 in connection with the WhiteWave IPO. During the Compensation Committee’s annual review of base salaries in 2014, the Compensation Committee determined that no current NEO would receive an increase in his or her base salary in 2014 due to our challenging financial performance during 2013.

Named Executive Officer	Fiscal Year 2012 Base Salary(1)	Fiscal Year 2013 Base Salary(1)
Current NEOs
Gregg A. Tanner(2)	$1,000,000	$1,000,000
Chris Bellairs(3)	465,000	465,000
Martin J. Devine(4)	450,000	450,000
Rachel A. Gonzalez(5)	425,000	425,000
Charles A. (Tony) Brooks(6)	N/A	385,000
Former NEOs
Shaun P. Mara(7)	525,000	525,000
Steven J. Kemps(7)	525,000	525,000
Barbara D. Carlini(8)	390,000	390,000

(1)	Reflects annual base salary as of December 31 of the year presented. Actual base salary earned and paid during the fiscal year may differ due to the timing of increases or terminations as noted below. See the “Summary Compensation Table for Fiscal Year 2013.”

(2)	Mr. Tanner was appointed as the CEO of the Company effective upon the completion of the WhiteWave IPO in October 2012. In connection with Mr. Tanner’s promotion as our CEO, his base salary was increased from $625,000 to $1,000,000. No change was made to Mr. Tanner’s base salary in 2013.

(3)	Mr. Bellairs was appointed EVP, CFO Designate and became an executive officer of the Company in November 2012. In connection with his promotion, his base salary was increased from $350,000 to $465,000. No change was made to Mr. Bellairs’ base salary in connection with his appointment as EVP and CFO in March 2013.

(4)	Mr. Devine became an executive officer of the Company in November 2012 in connection with the reorganization of our executive team following the WhiteWave IPO. In connection with his becoming an executive officer, his base salary was increased from $420,000 to $450,000. Mr. Devine became our EVP, Chief Commercial Officer in September 2013. No change was made to Mr. Devine’s base salary in connection with his responsibility change in 2013.

(5)	Ms. Gonzalez was appointed EVP, General Counsel Designate and became an executive officer of the Company in November 2012. In connection with her promotion, her base salary was increased from $310,000 to $425,000. No change was made to Ms. Gonzalez’s base salary in connection with her appointment as EVP, General Counsel and Corporate Secretary in March 2013.

(6)	Mr. Brooks became an executive officer of the Company in September 2013.

(7)	Messrs. Mara and Kemps ceased serving as executive officers of the Company effective March 2013.

(8)	Ms. Carlini ceased serving as an executive officer of the Company effective September 2013.

Short-Term Incentive Compensation

The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial and operating performance objectives. In 2013, in connection with our review of our strategic and operating plans, we established target STI payout percentages consistent with the benchmark comparison group for each executive, the achievement of which is based on a combination of the Company’s financial performance (60%) and individual objectives (40%), based on the executive’s area of business responsibility. Because 2013 was a challenging year for our core dairy business, we failed to meet the adjusted operating income target in our 2013 STI Plan. Due to our 2013 operating performance, and our current NEOs’ responsibility for such results, and to reinforce our commitment to a pay-for-performance philosophy that seeks to align the interests of our executives with the interests of our stockholders, our current NEOs did not receive any payments under our 2013 STI Plan relating to our 2013 financial performance. Some, but not all of our current NEOs received a modest payment under the 2013 STI Plan relating to such officers’ individual objectives.

STI awards, if any, are calculated using the base salary of the NEO as of the last day of the year with any change to an officer’s target STI payout percentage being applied on a pro-rata basis. In addition, to meet the requirements of the performance-based exception from the application of Section 162(m) of the Internal Revenue Code, the Compensation Committee established performance criteria for specified executives based on annual adjusted operating income that established a maximum bonus amount that could be paid to such executive officers for performance during 2013. The Compensation Committee exercised its discretion in determining to award modest or no payment under the 2013 STI Plan relating to such officers’ individual objectives, with such payments ranging from 0% to 14.6% of such individual’s 2013 STI Plan total target amount.

Our former NEOs were not eligible to receive a payment under the 2013 STI Plan because they were not employed by our Company as of December 31, 2013 and all references in this subsection to our NEOs as it relates to STI payments does not include any former NEOs.

Financial Objectives. The 2013 STI Plan places significant weight on the achievement of financial objectives. The 2013 STI Plan used the achievement of targeted consolidated adjusted operating income as its key performance measure. In establishing the 2013 STI Plan, the Compensation Committee considered adjusted operating income an appropriate performance criterion to measure the achievement of the Company’s objectives because it is representative of the profitability and operating efficiency of our Company as a whole. The achievement of objectives under the 2013 STI Plan was reviewed and approved by our Compensation Committee.

While we report our financial results in accordance with Generally Accepted Accounting Principles (“GAAP”), the Compensation Committee retains the right to adjust the financial targets used to measure the STI payouts to eliminate the net expense or net gain related to certain items identified in our quarterly earnings press releases. We believe these adjustments allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Pursuant to the 2013 STI Plan, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. For 2013, the Compensation Committee made minor adjustments to the targets, but these adjustments had no effect on the resulting STI payouts related to the 60% financial component.

In February 2014, the Compensation Committee assessed the Company’s performance against the financial goals that had been established at the beginning of 2013. The target consolidated adjusted operating income for 2013 was $271.3 million with the threshold and maximum payouts as set forth below. The payout factor for the financial component of STI compensation for each executive officer ranged from zero to 200% of that officer’s financial component target payment, depending on actual performance in 2013 against the financial objectives established by the Compensation Committee. Our 2013 consolidated adjusted operating income for 2013 was $228.4 million, which was below the target and threshold amounts. As such, our current NEOs did not receive any STI payment in connection with the 60% financial component under the 2013 STI Plan.

2013 Consolidated Adjusted Operating Income (Non-GAAP*) % to Plan	Percentage of Target Award Opportunity Earned
110%	200%
109%	190%
108%	180%
107%	170%
106%	160%
105%	150%
104%	140%
103%	130%
102%	120%
101%	110%
100%	100%
99%	90%
98%	80%
97%	70%
96%	60%
95%	50%
94%	40%
93%	30%
92%	20%
91%	10%
90%	0%

*	Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted operating income is a non-GAAP measure, which differs from the corresponding GAAP measure by excluding charges related to facility closings and reorganization costs, gains and losses associated with divestitures and other strategic transactions, litigation settlement charges, the income tax impact for income from continuing operations before income tax adjustments, certain financing costs, and other non-recurring charges. A full reconciliation of this measure calculated according to GAAP and on an adjusted basis is contained in our 2013 fourth quarter earnings press release, which is publicly available on our website.

Individual Objectives. In addition to the financial performance measure described above, 40% of each NEO’s STI payout under the design of the 2013 STI Plan was based on individual objectives approved as set forth above in “—Compensation Methodology—Compensation of our Chief Executive Officer,” and “—Compensation Methodology—Role of CEO in Compensation of Other Named Executive Officers.” Our Compensation Committee determined that a modest payment would be made to some of our current NEOs under the 2013 STI Plan relating to such officers’ individual objectives as a result of such officer’s efforts in meeting or exceeding individual goals during a difficult economic period.

The payout factor for the individual objective component of STI compensation for each executive officer ranges from 0% to 200% of that officer’s individual objective target payment, depending on the officer’s performance in

2013 against the individual objectives established by the Compensation Committee. The individual objective portion of the 2013 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2013. An overview of key objectives achieved by our current NEOs is set forth below.

Gregg A. Tanner

As our CEO, Mr. Tanner is responsible for developing and implementing the overall strategy of the Company and for recruiting, developing and leading qualified executives to implement this strategy. The successful execution of the individual objectives of the executive leadership team impacts the Company’s financial performance as a whole, and each therefore affected Mr. Tanner’s performance rating and payout. Mr. Tanner achieved the following in 2013:

•   implemented the strategic activities of the Company, including the sale of Morningstar, the WhiteWave Spin-Off and subsequent disposition of the Company’s remaining ownership interests in WhiteWave, the August 2013 Reverse Stock Split, the adoption of a dividend policy, the increase in the Company’s available share repurchase authority and the successful cash tender offer for $400 million of the Company’s bonds;

•   directed the Company’s efforts to focus on its core dairy business and the reorganization of the Company’s executive team;

•   directed the Company’s cost reduction initiatives, resulting in substantial reductions in SG&A expenses and supply chain expenses;

•   transitioned into effective working relationships with the members of the Board, as well as the investment community;

•   developed long-range strategic plans for the Company;

•   directed engagement with employees by communicating the Company’s vision and guiding principles throughout the organization; and

•   assured active participation in the local communities in which the Company does business.

Chris Bellairs

As CFO, Mr. Bellairs was integral to the accomplishment of the Company’s strategic balance sheet related activities during 2013. Mr. Bellairs’ individual objectives achieved in 2013 included the following:

•   significantly reduced annual SG&A expenses and supply chain expenses;

•   supported the strategic activities of the Company, including the sale of Morningstar, the WhiteWave Spin-Off and subsequent disposition of the Company’s remaining ownership interests in WhiteWave, the August 2013 Reverse Stock Split, the adoption of a dividend policy, the increase in the Company’s available share repurchase authority and the successful cash tender offer for $400 million of the Company’s bonds;

•   assisted in the development of long-range strategic goals for the Company; and

•   provided oversight for the efficient and effective allocation of capital.

Martin J. Devine

Mr. Devine served as our Chief Operating Officer until September 2013 and was responsible for our operating activities. Since September 2013, Mr. Devine has served as our Executive Vice President, Chief Commercial Officer and has principal responsibility for our customer relationships. Mr. Devine’s individual objectives achieved in 2013 included the following:

•   led efforts to optimize our entire supply chain network with the closing of eight plants and five branch operations;

•   acquired new business after the significant volume loss associated with the RFP of a significant customer;

•   restructured the field selling organization transitioning from five regions to three and from 46 markets to 23, delivering significant SG&A savings;

•   hired a Senior Vice President of Distribution (a position that was renamed Senior Vice President of Logistics in September 2013) who was responsible for structuring the function vertically while driving significant productivity savings; and

•   invested in plants and other key projects with capital spending of $175 million.

Rachel A. Gonzalez

As Executive Vice President, General Counsel and Corporate Secretary, Ms. Gonzalez manages significant business risks affecting the Company and assists in the execution of the Company’s strategic transactions. Ms. Gonzalez’s individual objectives achieved in 2013 included the following:

•   counseled our Board with respect to the strategic activities of the Company, including the sale of Morningstar, the WhiteWave Spin-Off and subsequent disposition of the Company’s remaining ownership interests in WhiteWave, the August 2013 Reverse Stock Split, the adoption of a dividend policy, the increase in the Company’s available share repurchase authority and the successful cash tender offer for $400 million of the Company’s bonds;

•   provided extensive legal support for the Company’s plant closures, customer contract negotiations and field operations; and

•   counseled our CEO, new executive team and reconstituted Board of Directors on securities laws, executive compensation, corporate governance matters and mitigation of business and legal risks.

Charles A. (Tony) Brooks

As our Senior Vice President, Logistics, Mr. Brooks was responsible for successfully transitioning Logistics to a new functionally-aligned organization with clear, continuous improvement objectives and accountabilities. Mr. Brooks’ individual objectives achieved in 2013 included the following:

•   delivered targeted network optimization and productivity targets with closure of eight plants and five branch operations;

•   set the foundation for a performance culture with the institution of specific tactics, tools, and resources for financial management and operating imperatives; and

•   effected the 17.5% improvement in the Company’s total recordable incidence rate (“TRIR”) and reduced days away, restricted, or transferred (“DART”) 29.4% versus the prior year.

With respect to the individual objective component of STI, the Compensation Committee determined that Messrs. Tanner, Bellairs and Brooks and Ms. Gonzalez would receive an “on target” rating with respect to their individual objectives. Pursuant to the 2013 STI Plan, payout for an “on target” rating ranges from 0% to 100% of that portion of the STI payout. The Compensation Committee determined that Mr. Devine would receive a “below target” rating as he had primary responsibility for business operations and customer relationships, including the RFP with a significant customer that resulted in the loss of volumes during 2013. Pursuant to the 2013 STI Plan, payout for a “below target” rating ranges from 0% to 20% of that portion of the STI payout. As a result of the ratings, the Compensation Committee awarded our current NEOs a payout ranging from 0% to 36.5% of the individual objective component of the STI payout, based on its subjective judgment of the amount it deemed appropriate for each such officer.

2013 STI Plan Total Target Amounts—Payouts. As mentioned above, with respect to our current NEOs, the Compensation Committee determined to award modest payments to some, but not all, of our current NEOs under the 2013 STI Plan only with respect to such NEO’s individual objectives. The table below reflects the actual payouts received by each NEO under the 2013 STI Plan along with such NEO’s 2013 STI Plan total target amount.

Named Executive Officer	2013 STI Plan Target ($)	2013 STI Plan Actual ($)
Gregg A. Tanner	1,300,000	189,800
Chris Bellairs	325,500	47,523
Martin J. Devine	315,000	—
Rachel A. Gonzalez	297,500	43,435
Charles A. (Tony) Brooks	231,000	33,726

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our LTI compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Historically, our awards have been granted in the form of stock options, RSUs and, beginning in 2010, CPUs and, beginning in 2011, Dean Cash. In 2013, the Compensation Committee changed the mix of awards granted to most of our NEOs such that such executive officers received 50% of their LTI compensation in the form of RSUs and 50% in the form of CPUs. The mix of awards for Mr. Brooks’ and other officers at the senior vice president level was changed such that such officer would receive 50% of his or her LTI compensation in the form of RSUs, 25% in the form of CPUs, and 25% in the form of Dean Cash. The Compensation Committee did not grant any stock options to our executive officers in 2013 because the Compensation Committee believed that using only RSUs, CPUs, and Dean Cash was appropriate given the significant transformation of our Company after the separation of Morningstar and WhiteWave. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. The Compensation Committee changed the performance metric for CPUs awarded in 2013 to Bank EBITDA, which is described in more detail below. The Compensation Committee annually reviews market practices and trends, as well as the availability of shares and units in our incentive program, in determining the mix of awards.

Awards historically were granted at the dollar amount representing the 50th percentile of LTI grants made to executives with similar positions in our benchmark comparison group. The Compensation Committee retains discretion to adjust the value of awards up or down at the time awards are granted depending upon the performance of the Company or the individual executive officer and may otherwise modify awards, including modifying the mix of awards among RSUs, stock options, and CPUs, as permitted under the 2007 Plan. For initial awards made in 2013, no such adjustments were made. All unvested stock options, RSUs, CPUs and Dean Cash granted by the Compensation Committee since 2010 vest immediately upon a change of control and in the following additional circumstances: (i) an employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. In addition, awards granted from 2010 to 2012 vest if an employee with 10 years of service retires after reaching age 55. In the case of a qualifying retirement mentioned above, CPUs and Dean Cash would only vest pro-rata, unlike RSUs and stock options, which would vest in full.

Long-Term Incentive Compensation – RSUs

The annual grants of RSUs are determined using the intrinsic value as of the determination date, based on an average of the Company’s stock price during the first fifteen trading days of January in order to align valuation periods with annual grant dates.
Generally, off-cycle awards are made on the first business day of each quarter for all employees selected for such awards and are valued based on the Company’s closing stock price on the date of the grant. The price used for determining the number of shares underlying the annual RSU awards granted on February 15, 2013 was $17.79 and was $18.36 with respect to the off-cycle award paid to Mr. Brooks on April 1, 2013.

An RSU represents the right to receive one share of our common stock in the future. RSUs have no exercise price. Generally, RSUs granted by the Compensation Committee prior to 2009 vest ratably over five years while RSUs granted by the Compensation Committee in 2009 and later vest ratably over three years.

Long-Term Incentive Compensation – Cash Settled

Cash Performance Units

In 2013, the Compensation Committee awarded CPUs to our current NEOs and certain of our other senior executives. CPUs are designed to link compensation to the Company’s performance over a three-year period. During 2013, the Committee reviewed current market practice, with the assistance of Mercer, and determined to use the performance metric of bank earnings before interest, taxes, depreciation and amortization (“Bank EBITDA”). Bank EBITDA is generally defined as adjusted operating income plus depreciation and amortization plus all non-cash expenses as determined under our credit facility.

Pursuant to the terms of the CPUs granted in 2013, the Compensation Committee will establish performance goals for each calendar year in the three-year performance cycle commencing January 1, 2013 and ending December 31, 2015 (the “2013 CPU Performance Cycle”). The Compensation Committee will annually set the performance target for Bank EBITDA or decide on a different performance measure for each calendar year during the 2013 CPU Performance Cycle. The target Bank EBITDA for the 2013 calendar year was $450.7 million with the threshold and maximum payouts relating to the 2013 calendar year as follows:

2013 Bank EBITDA % to Plan	Percentage of Target Award Opportunity Earned
120%	200%
110%	150%
100%	100%
90%	50%
80%	0%

In February 2014, the Compensation Committee determined that the Bank EBITDA actually achieved by the Company during the calendar year 2013 was $397.7 million, which was 88.2% of plan resulting in a target award opportunity of 41%. Accordingly, one-third of the value of the 2013 CPUs has been accrued at 41%. However, no payments will be made until after completion of the 2013 CPU Performance Cycle on December 31, 2015, and to receive a payout of the CPU award the participant must remain employed by the Company through the end of the 3-year performance cycle. In February 2014, the Compensation Committee also determined to use Bank EBITDA as the performance measure for the 2014 calendar year for the CPUs granted in 2013 as well as the CPUs granted in 2014.

Previously, the Compensation Committee had used Total Shareholder Return, or TSR, as a performance metric for CPUs granted in 2011 and 2012; however, in connection with changes to our senior management team, as of December 31, 2013 we did not have any outstanding CPUs granted in 2011 or 2012. As such, the Compensation Committee did not review the TSR performance relating to any such awards and such CPUs are not discussed in detail herein. Please see our prior year proxy statements for a further description of the CPUs granted in 2011 and 2012.

Dean Cash

In 2013, the Compensation Committee awarded Dean Cash to one of our current NEOs and certain of our other senior executives. Dean Cash represents a right to receive a predetermined, non-variable cash amount after a time restriction has lapsed and is awarded to U.S.-based employees at the senior vice president level and below. The participant must be employed by the Company on the date of vesting to receive a payout of this award. Dean Cash granted by the Compensation Committee in February 2013 vests in full on December 31, 2015. Currently, Mr. Brooks is the only NEO who is eligible to receive Dean Cash. Mr. Bellairs, Mr. Devine, and Ms. Gonzalez each received Dean Cash in previous years for service in their prior roles with the Company.

Executive Retention Plan

As described in more detail below, the criteria for the 2013 performance period under our Executive Retention Plan was the same as the financial criteria under our 2013 STI Plan; therefore, in accordance with the Compensation Committee’s pay-for-performance philosophy, no payments were made under the Executive Retention Plan for the 2013 performance period because we failed to meet the adjusted operating income target for STI as described above. The Executive Retention Plan was a three-year plan with 2013 being the final performance period. The Compensation Committee has not extended the current Executive Retention Plan.

The Executive Retention Plan was originally approved by the Compensation Committee on December 20, 2010 as a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The Executive Retention Plan was implemented to further ensure leadership continuity, and its objectives were to retain executives and align the executive’s pay with the Company’s financial performance. Mr. Tanner voluntarily removed himself as a participant from the plan for the performance period ending December 31, 2013 with the approval of the Compensation Committee. Awards under the Executive Retention Plan, if any, were payable in cash based on the criteria set forth below.

The Executive Retention Plan has annual measurement periods for each plan year. The first measurement period ended December 31, 2011 and was measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, participants were eligible to receive payouts of 0%, 75% or 100% of target payout depending upon achievement of the strategic objectives. The second measurement period ended on December 31, 2012, and the third measurement period ended on December 31, 2013. The Compensation Committee originally contemplated that awards for the 2012 and 2013 performance periods would be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of substantial changes to our strategic focus and priorities and our attendant focus on accelerated cost reduction efforts, the criteria for the awards for the 2012 and 2013 performance periods was changed to be substantially the same as the criteria used to measure achievement of STI for each individual executive officer, generally consisting of adjusted operating income and, in 2012, net sales targets. For the 2012 and 2013 plan years, payments were to be made at a maximum of 100% of target STI payout.

Starting in 2012, the Compensation Committee determined that executives must be employed by us through June 24 of the year following the end of the performance period in order to receive payment under the Executive Retention Plan. As such, payments relating to the 2012 performance period were made in June 2013. If the executive’s employment with us was terminated for any reason other than a change in control prior to the end of the performance period, the executive forfeited any right to receive payment under the Executive Retention Plan.

Long-Term Incentive Grant Policies

Our LTI grant guidelines provide that stock options, if awarded, have an exercise price equal to the closing price of the Company’s stock on the date of grant. In addition, our policy requires that annual LTI grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings press release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement. In addition, pursuant to the 2007 Plan, the Compensation Committee determines the exercise price of stock options, provided such price is not less than 100% of fair market value on the date of grant.

Our CEO, our Executive Vice President, General Counsel and Corporate Secretary, and our Executive Vice President, Chief Human Resources Officer have limited authority to grant stock options, RSUs, CPUs and Dean Cash in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition grants shall not exceed an aggregate of 400,000 shares annually, in the case of stock options and RSUs, or $1.2 million in value, in the case of CPUs and Dean Cash, and shall not be made to any executive officer of the Company. No individual grant shall exceed 50,000 shares, in the case of stock options and RSUs, or $150,000 in value, in the case of CPUs and Dean Cash, without the Compensation Committee’s approval. In general, such grants are made on the first business day of each quarter for all employees selected for awards, or whose employment began, during the preceding quarter; provided, however, that any of the appropriate officers shall have the authority to make such grants on the first business day of the month on an as-needed basis.

Stock Ownership Guidelines

To further align the interests of the Company’s executive officers with those of our stockholders, the Board has adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, our CEO is required to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers are required to own Dean Foods stock equal in value to two times their annual base salaries. Shares of stock, restricted stock and RSUs are counted toward the ownership requirement. Unexercised stock options are not counted towards the ownership requirement. Executive officers have until the later of five years after the adoption of the policy or five years after their becoming an executive officer to achieve the executive stock ownership guidelines.

Deferred Compensation Plan and Supplemental Executive Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the NEOs, may defer a portion of their salary and bonus each year into the Dean Foods Amended and Restated Executive Deferred Compensation Plan (“Deferred Compensation Plan”), which is a tax-deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our benchmark comparison group. The amounts deferred are partially funded as unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. Under the plan, the Company contributes an annual restoration benefit to the plan account of any participant whose ability to receive Company contributions under the 401(k) plan is reduced due to their deferral of salary and bonus. The Company made no such contributions to the plan accounts of the NEOs in 2013. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the “Deferred Compensation” table.

In addition, we maintain a SERP, which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under our 401(k) plan. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability. Under both the Deferred Compensation Plan and the SERP, upon a termination that is not in connection with a change in control, death or disability, specified employees (including the NEOs) must wait until the 7th month following termination before they are eligible to receive a distribution.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. The Company pays the premium costs for the NEOs, as reflected in the “Summary Compensation Table for Fiscal Year 2013.”

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the “All Other Compensation” table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and its stockholders. The incremental costs to Dean Foods of providing personal travel on corporate aircraft are included in the “All Other Compensation” table.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice. Amounts paid on behalf of each officer under this plan are not material and are included in the “All Other Compensation” table.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our NEOs, participate in the Company’s broad-based programs generally available to all employees or other key employees, including our 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. Pursuant to these agreements, our current NEOs generally would be paid a sum of cash equal to three times his or her base salary and target STI for the year, plus his or her target STI prorated to the month in which a qualified termination occurred following a change in control along with insurance benefits, outplacement services and certain other benefits. As of December 31, 2013, none of our NEOs were entitled to receive excise tax gross-up payments pursuant to their respective CIC Agreements. Additionally, all CIC Agreements provide that unvested awards under the 1997 Plan and 2007 Plan automatically vest upon the change in control.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty.

These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies.

We also maintain the Severance Plan for our executive officers, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). In November 2010, the Compensation Committee amended the plan to include the Company’s CEO. The Compensation Committee considered an analysis by Mercer, which indicated that the majority of the Company’s benchmark comparison group include the CEO in similar plans, and that of those companies the median benefit included a two-year salary payment and similar additional benefits. A copy of the Severance Plan, which was approved by the Compensation Committee, is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010.

Generally, upon a qualified termination, our current NEOs would receive a cash payment equal to two times his or her annual base salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, a cash payment for the in-the-money value of any LTI awards that would vest during the two years following the date of severance, or during the three years following the date of severance in the case of the CEO, and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years after termination. We believe that our severance benefits are consistent with those maintained by comparable companies.

In November 2012, the Compensation Committee determined that under the Severance Plan any amounts payable to an officer under the plan that are attributable to CPUs granted in 2011 or 2012 shall be deemed, as of the date of severance, to have a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods and a TSR resulting in a 100% payout for the 2014 performance period. These amounts were included in the severance payments made to our former NEOs. Estimated payments to the current NEOs pursuant to the Severance Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

In connection with the WhiteWave IPO, certain of our NEOs would have been deemed to have experienced a termination other than for “cause” and would have been entitled to terminate their employment for “good reason” due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the severance plan. As a result of this and in connection with the WhiteWave IPO, we entered into agreements with Messrs. Mara and Kemps pursuant to which each agreed to resign as our executive officer effective March 1, 2013 and thereafter provide consulting services to us on a transitional basis until April 1, 2013. We also entered into an agreement with Ms. Carlini as a result of a material reduction in the scope of her duties following the WhiteWave IPO, pursuant to which she agreed to resign effective September 30, 2013. Pursuant to such agreements, we agreed to treat the resignations of Messrs. Mara and Kemps and Ms. Carlini as voluntary terminations for good reason within the meaning of our Severance Plan and they received the amounts payable to them pursuant to such plan and such amounts paid to them in 2013 are disclosed in the “Summary Compensation Table for Fiscal Year 2013” above. Please see pages 80-81 for a more detailed discussion of the agreements we entered into with Messrs. Mara and Kemps and Ms. Carlini.

Tax Deductibility Policy and Accounting Treatment Considerations

The United States income tax laws generally limit the deductibility of compensation paid to each NEO to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its stockholders to grant performance-based awards that would, and has granted certain LTI awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits. The Company has structured the Executive Retention Plan so it should qualify for the exemption, and beginning in 2011, the Company structured its annual STI plans so that each should qualify for the exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices and consider additional opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interests of the Company and our stockholders.

The Company considers the financial accounting effects of the long-term incentive awards it grants to our executives, but such effects do not materially impact the types of awards that are granted as part of our compensation program.

2014 Compensation Actions

2014 STI Plan. In 2014, the Compensation Committee made no significant changes to the 2014 Short-Term Incentive Compensation Plan (the “2014 STI Plan”) compared to the 2013 STI Plan. Under the 2014 STI Plan, 60% of the bonus target will be based on operating income objectives, and 40% will be based on individual objectives. The range of risk opportunity will also remain unchanged from the 2013 STI Plan at 0% to 200% of the STI target.

LTI Awards. In 2014, the Compensation Committee decided to maintain the mix of awards granted to named executive officers at the 2013 levels. The Compensation Committee did not grant any options to our executive officers in 2014. The LTI compensation grants made by the Compensation Committee to the NEOs in fiscal 2014 were as follows:

Named Executive Officer	RSUs(1)	CPUs ($)	Dean Cash ($)
Gregg A. Tanner	107,143	1,860,000	—
Chris Bellairs	21,601	375,000	—
Martin J. Devine	14,401	250,000	—
Rachel A. Gonzalez	20,161	350,000	—
Charles A. (Tony) Brooks	10,081	87,500	87,500

(1)	The number of RSUs granted was determined based on the average of the Company’s closing stock prices over the first 15 trading days in January 2014.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Jim Turner (Chairman)

Tom C. Davis

J. Wayne Mailloux

John R. Muse

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above. The following chart shows the compensation earned during fiscal years 2013, 2012, and 2011, as applicable, to our NEOs:

Summary Compensation Table for Fiscal Year 2013

NEOs - Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Gregg A. Tanner	2013	1,000,000	—	2,123,752	—	444,000	149,438	3,717,190
CEO and Director	2012	661,725	—	2,591,525	372,502	2,672,083	59,063	6,356,898
	2011	564,100	—	759,743	220,697	879,455	35,892	2,459,887

Chris Bellairs(8)	2013	465,000	—	390,363	—	153,106	46,609	1,055,078
EVP, CFO	2012	367,424	—	372,900	124,169	793,600	29,538	1,687,631
	2011	—	—	—	—	—	—	—

Martin J. Devine(8)	2013	450,000	—	344,431	—	120,000	53,192	967,623
EVP, Chief Commercial Officer	2012	417,617	—	417,936	232,814	888,000	38,085	1,994,452
	2011	—	—	—	—	—	—	—

Rachel A. Gonzalez(8)	2013	425,000	—	321,473	—	166,268	48,027	960,768
EVP, General Counsel	2012	307,199	—	322,893	124,169	770,667	33,637	1,558,565
and Corporate Secretary	2011	—	—	—	—	—	—	—

Charles A. (Tony) Brooks(8)	2013	304,792	100,000	131,256	—	42,695	253,517	832,260
SVP, Logistics	2012	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—

Barbara D. Carlini(8)	2013	292,500	—	—	—	—	2,539,928	2,832,428
Former SVP, Chief Information Officer	2012	387,900	—	334,351	186,251	616,200	28,284	1,552,986
	2011	—	—	—	—	—	—	—

Steven J. Kemps	2013	133,239	—	—	—	—	4,077,123	4,210,362
Former EVP, General Counsel and	2012	516,767	—	807,248	310,416	1,220,100	62,263	2,916,794
Corporate Secretary	2011	475,600	—	628,573	220,697	757,193	47,727	2,129,790

Shaun P. Mara	2013	133,239	—	—	—	—	4,565,796	4,699,035
Former EVP, CFO	2012	515,000	—	968,702	372,502	1,249,500	60,138	3,165,842
	2011	465,000	—	628,573	220,697	755,681	129,659	2,199,610

(1)	Amounts shown include amounts deferred under the Dean Foods 401(k) plan, SERP and the Deferred Compensation Plan.

(2)	As part of Mr. Brooks’ employment agreement, the Company paid him a one-time cash signing bonus of $100,000, less payroll taxes.

(3)

Amounts shown reflect the aggregate grant date fair value of RSUs and CPUs awarded in 2011 and 2012, calculated in accordance with FAS ASC Topic 718, without taking into account estimated forfeitures. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of RSUs awarded. As described in more detail in the Compensation Discussion and Analysis above, the performance metric used for CPUs was changed in 2013 from TSR to Bank EBITDA. As a result of this change, CPUs are only included in this column for 2011 and 2012. The

2013 CPU awards are treated as non-equity incentive plan compensation and are now included in the Non-Equity Incentive Plan Compensation column. For each NEO, the amounts reflected in this column for 2013 represents RSUs only and for 2011 and 2012 represent a combination of RSUs and CPUs, as follows:

Name	Year	RSUs ($)	CPUs ($)(1)	Total ($)
Gregg A. Tanner(2)	2013	2,123,752	—	2,123,752
	2012	2,291,525	300,000	2,591,525
	2011	559,743	200,000	759,743

Chris Bellairs	2013	390,363	—	390,363
	2012	372,900	—	372,900
	2011	—	—	—

Martin J. Devine	2013	344,431	—	344,431
	2012	417,936	—	417,936
	2011	—	—	—

Rachel A. Gonzalez	2013	321,473	—	321,473
	2012	322,893	—	322,893
	2011	—	—	—

Charles A. (Tony) Brooks	2013	131,256	—	131,256
	2012	—	—	—
	2011	—	—	—

Barbara D. Carlini	2013	—	—	—
	2012	334,351	—	334,351
	2011	—	—	—

Steven J. Kemps	2013	—	—	—
	2012	557,248	250,000	807,248
	2011	428,573	200,000	628,573

Shaun P. Mara	2013	—	—	—
	2012	668,702	300,000	968,702
	2011	428,573	200,000	628,573

(1)	The estimate of grant date fair value for the 2012 and 2011 CPUs assumes vesting at target, which was the probable outcome of the performance objectives as of each respective grant date. With respect to each award, the Company would have been required to meet an annual threshold performance metric at the end of each year of the 3-year performance period in order for the CPU award to accrue for such period. Actual payouts for these awards at the end of each performance period would have ranged from 0% to 200% of the amounts shown in the table above. However, due to voluntary forfeitures and payouts made in 2013 related to the WhiteWave Spin-Off and severance agreements, no CPU awards granted in 2011 and 2012 were outstanding at December 31, 2013.

(2)

Mr. Tanner’s RSUs include grants made in connection with his employment letter agreement entered into in 2007. See “Do we have agreements with our Named Executive Officers or directors—Agreements with Gregg A. Tanner” for more information regarding these grants. In addition,

Mr. Tanner’s RSUs include a grant of RSUs with an aggregate grant date fair value of approximately $1.4 million, which was awarded to him in connection with his promotion as our CEO. The price used for determining the number of shares underlying this promotional RSU award was the closing price of our common stock on November 15, 2012, the date of grant. In connection with the promotional grant, Mr. Tanner forfeited the CPU awards granted to him in 2011 and 2012 that are reflected in the above table.

(4)	Amounts shown reflect the aggregate grant date fair value of stock options relating to Dean Foods common stock awarded by Dean Foods for all years presented calculated in accordance with FAS ASC Topic 718, without taking into account estimated forfeitures. The assumptions used in valuing the stock options are described under the caption “Stock Options” in Note 12 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	Amounts include STI, 2011 Dean Cash awards earned in 2013 and the portion of the CPUs granted in 2013 that has been accrued based on the achievement of the applicable performance criteria in 2013, as presented below. The CPUs granted in 2013 are subject to a 3-year performance cycle ending on December 31, 2015. As noted in the Compensation Discussion and Analysis above, one-third of the performance cycle has been completed and 41% of one-third of the value of the 2013 CPUs has been accrued. However, no payments will be made with respect to the 2013 CPUs until the performance cycle has concluded and provided the participant has remained employed by the Company through the end of the performance cycle. The Executive Retention Plan concluded in 2013, and no payments were made under such plan in 2013. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation – Cash Settled—Executive Retention Plan” and “—Long-Term Incentive Compensation – Cash Settled—Dean Cash” for a description of these plans.

Name	STI ($)	CPUs ($)	Dean Cash ($)	Total ($)
Gregg A. Tanner	189,800	254,200	—	444,000
Chris Bellairs	47,523	58,083	47,500	153,106
Martin J. Devine	—	51,250	68,750	120,000
Rachel A. Gonzalez	43,435	47,833	75,000	166,268
Charles A. (Tony) Brooks	33,726	8,969	—	42,695
Barbara D. Carlini	—	—	—	—
Steven J. Kemps	—	—	—	—
Shaun P. Mara	—	—	—	—

(6)	See the “All Other Compensation” table below for a description of the included amounts.

(7)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(8)	Mr. Brooks was not a named executive officer in 2012; Messrs. Bellairs and Devine and Mses. Gonzalez and Carlini were not named executive officers in 2011; thus, no amounts have been included for those respective years in the table above.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)(6)	Long- Term Disability Premiums ($)(7)	Severance ($)	Other ($)(8)	Total ($)
Gregg A. Tanner	2013	13,942	—	11,000	114,600	4,115	5,781	—	—	149,438
	2012	—	—	13,115	36,052	4,115	5,781	—	—	59,063
	2011	—	—	8,494	17,502	4,115	5,781	—	—	35,892

Chris Bellairs(9)	2013	—	—	11,000	30,224	1,108	4,277	—	—	46,609
	2012	—	—	12,750	11,403	1,108	4,277	—	—	29,538
	2011	—	—	—	—	—	—	—	—	—

Martin J. Devine(9)	2013	—	—	11,000	32,220	4,594	5,378	—	—	53,192
	2012	—	—	12,593	15,948	4,166	5,378	—	—	38,085
	2011	—	—	—	—	—	—	—	—	—

Rachel A. Gonzalez(9)	2013	—	—	11,000	28,560	498	2,773	—	5,196	48,027
	2012	—	—	7,205	9,067	468	2,773	—	14,124	33,637
	2011	—	—	—	—	—	—	—	—	—

Charles A. (Tony) Brooks(9)	2013	—	250,086	—	1,992	789	—	—	650	253,517
	2012	—	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—	—

Barbara D. Carlini(9)(10)	2013	—	—	10,576	18,348	1,108	—	2,509,313	583	2,539,928
	2012	—	—	11,000	15,157	1,427	—	—	700	28,284
	2011	—	—	—	—	—	—	—	—	—

Steven J. Kemps(10)	2013	—	—	11,000	29,234	298	891	4,011,087	24,613	4,077,123
	2012	—	—	11,000	27,842	1,195	3,563	—	18,663	62,263
	2011	—	—	11,000	12,934	1,195	3,563	—	19,035	47,727

Shaun P. Mara(10)	2013	—	—	11,000	30,410	291	831	4,500,843	22,421	4,565,796
	2012	—	—	11,000	28,007	1,165	3,324	—	16,642	60,138
	2011	—	101,680	11,000	12,800	855	3,324	—	—	129,659

(1)	The amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers reflect our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental costs paid by us for the NEO’s relocation. Includes amounts grossed up for tax purposes of $26,894 in 2011 for Mr. Mara and $79,105 in 2013 for Mr. Brooks, in accordance with our relocation policy.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the NEO under the SERP. See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Executive Retirement Plan” for more information on the SERP.

(6)	Amounts shown relate to life insurance policies available to all employees generally.

(7)	Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at the Company’s expense through individual non-cancelable and guaranteed renewable policies. The Company pays the premiums on the employees’ behalf monthly.

(8)	Includes (i) payment of $10,096 for unused paid time off (“PTO”) and gross-up amounts of $5,170 for taxes payable related to financial counseling services of $7,154 for Mr. Mara, (ii) payment of $12,115 for unused PTO and gross-up amounts of $5,243 for taxes payable related to financial counseling services of $7,255 for Mr. Kemps, (iii) gross-up amounts of $1,421 for taxes payable related to financial counseling services of $3,775 for Ms. Gonzalez; and, (iv) $650 and $583 contributed by the Company to Mr. Brooks’ and Ms. Carlini’s employee Health Savings Account, respectively.

(9)	Mr. Brooks was not a named executive officer in 2012 and Messrs. Bellairs and Devine and Mses. Gonzalez and Carlini were not named executive officers in 2011; thus, no amounts have been included for those respective years in the table above.

(10)	Please see the table captioned “Estimated Payments Upon a Qualified Termination” for information regarding the components of severance payments made to Messrs. Kemps and Mara and Ms. Carlini, each of whom separated from the Company in 2013.

The following table presents all plan-based awards granted to our NEOs during 2013.

Grants of Plan-Based Awards in Fiscal Year 2013(1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
					Threshold Awards ($)	Target Awards ($)	Maximum Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregg A. Tanner(4)	(5)		1,300,000	2,600,000
	(6)		1,860,000	3,720,000
	12/01/2013							23,101			415,356
	02/15/2013							120,772			1,708,396

Chris Bellairs	(5)		651,000	976,500
	(6)		425,000	850,000
	02/15/2013							27,595			390,363

Martin J. Devine	(5)		630,000	945,000
	(6)		375,000	750,000
	02/15/2013							24,348			344,431

Rachel A. Gonzalez	(5)		595,000	892,500
	(6)		350,000	700,000
	02/15/2013							22,725			321,473

Charles A. (Tony) Brooks	(5)	65,625	296,625	527,625
	(6)		65,625	131,250
	04/01/2013							8,258			131,256

(1)	Awards in the table above consist of STI, RSUs, Dean Cash, Executive Retention Plan, and CPUs. No options were awarded in 2013.

(2)	Includes STI, CPU and Dean Cash awards. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation,” “—Long-Term Incentive Compensation – Cash Settled—Cash Performance Units,” and “—Long-Term Incentive Compensation – Cash Settled—Dean Cash” for descriptions of these plans.

(3)	RSU awards were granted pursuant to our 2007 Plan. The amount of each RSU award that was outstanding immediately prior to the WhiteWave Spin-Off was adjusted to preserve the intrinsic pre-spin value of the award. The adjusted amount is reflected in the table. The original numbers of RSUs awarded to the NEOs on February 15, 2013, were: Mr. Tanner, 104,553; Mr. Bellairs, 23,890; Mr. Devine, 21,079; and Ms. Gonzalez, 19,674. The original number of RSUs awarded to Mr. Brooks on April 1, 2013 was 7,149.

RSUs granted in 2013 vest ratably over three years beginning on the first anniversary of the grant date and also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. All RSUs and stock options granted between 2010 and 2012 also vest when an employee with 10 years or more of service retires after reaching age 55.

(4)	In 2013, Mr. Tanner was awarded 23,101 RSUs in connection with his employment agreement entered into in 2007. Pursuant to that agreement and a subsequent related award of additional RSUs, he is entitled to receive annual RSU awards from 2012 through 2016, contingent upon his continued employment with the Company. The awards, which are granted pursuant to our 2007 Plan, are made on December 1 of each award year and vest one year after grant. Provided he continues his employment, Mr. Tanner would be entitled to receive awards of 23,101 RSUs in each of 2014 and 2015 and 34,653 RSUs in 2016. All of these awards have been adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. See “Do we have agreements with our Named Executive Officers or directors — Agreements with Gregg A. Tanner” for more information regarding these awards.

(5)	Includes STI, Executive Retention Plan, and Dean Cash awards. Amounts earned in 2013 pursuant to the 2013 STI Plan are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2013 Dean Cash awards vest on December 31, 2015; amounts earned in respect of the 2013 awards will be reflected in the NEO’s 2015 compensation.

(6)	Reflects possible payout range of 2013 CPU awards. Actual amounts payable with respect to the 2013 CPU awards could range from 0% to 200% of the amounts set forth in the Target CPU Awards column above. If the Company’s Bank EBITDA falls between 80% to 90% of target, the awards will be paid out between 0% to 50%, which is reflected in the “Threshold CPU Awards” column in the table above. Below 80% of target Bank EBITDA, no amounts are payable under the 2013 CPUs. No payments will be made with respect to the 2013 CPUs until the 3-year performance cycle has been completed and provided the participant has remained employed by the Company through December 31 2015, the end of the performance cycle. However, in accordance with the applicable disclosure requirements, the portion of the CPUs accrued based on the achievement of the performance criteria for 2013 is reported in the Summary Compensation Table above. The full grant date value of the CPUs granted in 2013 is not reported in the Summary Compensation Table (as were the 2011 and 2012 CPUs) because the performance metric used for CPUs was changed in 2013 from TSR to Bank EBITDA and, accordingly, CPUs are no longer treated as part of an equity incentive plan accounted for under FAS ASC Topic 718. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Performance Units” for a description of the performance measures for the CPUs.

The following table presents all outstanding equity awards held by our NEOs as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End(1)(2)

Name			Option Awards(3)				Stock Awards(4)
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Gregg A. Tanner	12/01/2013		0	0	—	—	23,101	397,106	0	0
	02/15/2013		0	0	—	—	120,772	2,076,071	0	0
	11/15/2012	(5)	0	0	—	—	64,635	1,111,076	0	0
	02/17/2012		30,388	60,774	10.44	02/17/2022	42,663	733,377	0	0
	02/18/2011		42,069	21,033	8.96	02/18/2021	15,943	274,060	0	0
	02/12/2010		36,249	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		69,307	0	17.36	02/13/2019	0	0	0	0
	01/15/2008		69,307	0	21.96	01/15/2018	0	0	0	0
	11/06/2007		249,539	0	23.08	11/06/2017	0	0	0	0

TOTAL			496,859	81,807			267,114	4,591,690

Chris Bellairs	02/15/2013		0	0	—	—	27,595	474,358	0	0
	11/15/2012		0	0	—	—	6,925	119,041	0	0
	02/17/2012		10,129	20,258	10.44	02/17/2022	14,220	244,442	0	0
	02/18/2011		9,992	4,994	8.96	02/18/2021	3,786	65,081	0	0
	02/12/2010		6,971	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		9,818	0	17.36	02/13/2019	0	0	0	0
	07/01/2008		18,944	0	16.66	07/01/2018	0	0	0	0

TOTAL			55,854	25,252			52,526	902,922

Martin J. Devine	02/15/2013		0	0	—	—	24,348	418,542	0	0
	02/17/2012		18,992	37,984	10.44	02/17/2022	26,664	458,354	0	0
	02/18/2011		7,230	7,229	8.96	02/18/2021	5,479	94,184	0	0
	02/12/2010		15,336	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		27,723	0	17.36	02/13/2019	0	0	0	0
	12/01/2008		11,551	0	11.46	12/01/2018	0	0	0	0
	01/15/2008		11,551	0	21.96	01/15/2018	0	0	0	0
	02/12/2007		16,974	0	26.06	02/12/2017	0	0	0	0
	01/13/2006		11,881	0	22.22	01/13/2016	0	0	0	0
	01/07/2005		9,041	0	15.84	01/07/2015	0	0	0	0
	01/13/2004		33,161	0	15.50	01/13/2014	0	0	0	0

TOTAL			163,440	45,213			56,491	971,080

Rachel A. Gonzalez	02/15/2013		0	0	—	—	22,725	390,643	0	0
	11/15/2012		0	0	—	—	4,616	79,349	0	0
	02/17/2012		10,129	20,258	10.44	02/17/2022	14,220	244,442	0	0
	02/18/2011		7,887	7,887	8.96	02/18/2021	5,978	102,762	0	0
	02/12/2010		5,576	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		5,631	0	17.36	02/13/2019	0	0	0	0
	06/02/2008		4,736	0	18.22	06/02/2018	0	0	0	0

TOTAL			33,959	28,145			47,539	817,195

Charles A. (Tony) Brooks	04/01/2013		0	0	—	—	8,258	141,955	0	0

TOTAL			0	0			8,258	141,955

Barbara D. Carlini(6)	02/17/2012		0	0	—	—	0	0	0	0
	02/18/2011		0	0	—	—	0	0	0	0

TOTAL			0	0			0	0	0	0

Steven J. Kemps(6)	02/17/2012		0	0	—	—	0	0	0	0
	02/18/2011		0	0	—	—	0	0	0	0

TOTAL			0	0			0	0	0	0

Shaun P. Mara(6)	02/17/2012		0	0	—	—	0	0	0	0
	02/18/2011		0	0	—	—	0	0	0	0

TOTAL			0	0			0	0	0	0

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the spin-offs of TreeHouse Foods, Inc. and WhiteWave, the August 2013 Reverse Stock Split and previous stock splits and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each RSU represents the right to receive one share of Dean Foods common stock in the future. RSUs have no exercise price. Generally, grants made prior to 2009 vest ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the RSUs vest ratably over three years.

(5)	Denotes promotional grant of RSUs, with vesting occurring ratably over three or five years subject to accelerated vesting.

(6)	Pursuant to the terms of their severance agreements, Messrs. Kemps and Mara and Ms. Carlini received a cash payment in an amount equal to the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 24 months following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance. All of their outstanding and unvested long-term incentive awards were cancelled as of the date of severance.

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our NEOs during 2013.

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Gregg A. Tanner	—	—	67,643	1,538,265
Chris Bellairs	—	—	9,768	255,620
Martin J. Devine	—	—	9,917	317,949
Rachel A. Gonzalez	—	—	9,104	263,920
Charles A. (Tony) Brooks	—	—	—	—
Barbara D. Carlini	—	—	9,159	303,773
Steven J. Kemps	89,722	418,756	17,220	572,553
Shaun P. Mara	86,800	525,598	16,136	527,308

(1)	The value realized upon exercise of stock option awards is equal to the difference between the closing price of Dean Foods common stock on the exercise date and the exercise price of the options, multiplied by the number of shares acquired upon exercise of the stock options. All amounts are shown prior to the surrender of shares, if any, to cover exercise price or taxes in connection with an exercise of options.

(2)	These amounts were adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. The original number of shares related to these awards were: Mr. Tanner, 81,595; Mr. Bellairs, 14,194; Mr. Devine, 19,047; Ms. Gonzalez, 15,236; Ms. Carlini, 18,317; Mr. Kemps, 34,439; and Mr. Mara, 32,271.

(3)	The value realized upon vesting is equal to the closing price of Dean Foods common stock on the vesting date multiplied by the number of units vesting.

Deferred Compensation Plan

U.S.-based employees of the Company with a base compensation in excess of $150,000, including the NEOs, may defer all or a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balances in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Under the plan, the Company contributes an annual restoration benefit to the plan account of any participant whose ability to receive Company contributions under the 401(k) plan is reduced due to their deferral of salary and bonus. The Company made no such contributions to the plan accounts of the NEOs in 2013. Messrs. Brooks and Devine have elected to defer salary and bonus, if any, pursuant to this plan and have accumulated deferred compensation pursuant to the plan as set forth in the table below.

Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Martin J. Devine	22,500	—	193,065	—	866,899
Charles A. (Tony) Brooks	43,313	—	4,144	—	47,456

(1)	Contributions made into the Deferred Compensation Plan by Mr. Devine in 2012 and 2013 and by Mr. Brooks in 2013 are reflected in the Salary and/or Bonus columns, as applicable, in the Summary Compensation Table on page 66 of this Proxy Statement.

(2)	These amounts represent the earnings realized on the participant’s account balances during 2013. Annual earnings realized on the participant’s account balance are not reflected in the Summary Compensation Table on page 66 of this Proxy Statement.

(3)	The aggregate balance in the table represents the cumulative contributions and earnings (net of any distributions) for the life-to-date period of the participant’s Deferred Compensation Plan account.

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The Severance Plan, a copy of which is filed as Exhibit 10.1 of our Current Report on Form 8-K dated November 19, 2010, is applicable in the event of certain involuntary terminations. In addition, we entered into amended and restated CIC Agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008. Subsequently in 2013, due to the changes in our executive team, all of our NEOs entered into new CIC Agreements which are applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the CIC Agreements. An executive officer may not receive benefits under both plans.

Potential Benefits Upon a Change in Control

We have entered into agreements with our NEOs, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•	pay each of the NEOs a lump sum of cash equal to three times (two times with respect to Mr. Brooks) the sum of his or her (a) base annual salary plus (b) target bonus for the year in which the termination occurs;

•	plus a prorated bonus for the portion of the year served prior to termination;

•	pay each of the NEOs the unvested balance of his or her 401(k) account, plus three times (two times with respect to Mr. Brooks) his or her most recent annual Company match;

•	continue the NEO’s insurance benefits for two years; and

•	provide certain outplacement services.

In addition, all unvested awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the CIC Agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 60% of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

Pursuant to the CIC Agreements, a qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason. Pursuant to the CIC Agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the CIC Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (1) (i) Any material reduction in the amount of the executive’s annual pay, (ii) any material reduction in the amount of executive’s other incentive compensation opportunities, or (iii) any significant reduction in the aggregate value of the executive’s benefits as in effect from time to time (unless in the case of either (ii) or (iii), such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its affiliates); (2) (i) the removal of the executive from the executive’s position of the ultimate parent of the business of the Company or (ii) any other significant reduction in the nature or status of the executive’s duties or responsibilities; (3) transfer of the executive’s principal place of employment to a metropolitan area other than that of the executive’s place of employment immediately prior to the Change in Control; or (4) failure by the Company to obtain an assumption agreement prior to the effectiveness of any succession referred to therein.

The CIC Agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

In August 2011, the Compensation Committee eliminated excise tax gross-up provisions from future CIC Agreements. Due to the changes in our executive team, all of our NEOs entered into new CIC Agreements in 2013. As such, none of our NEOs had tax gross-up provisions in their CIC Agreements as of December 31, 2013.

If a change in control occurred as of December 31, 2013, and the rights of our NEOs serving as such on December 31, 2013, under the agreements had been triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of RSUs ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPU Awards ($)(4)	Early Vesting of Dean Cash ($)(5)	Estimated Tax Gross Up ($)	Other ($)(6)	Total ($)
Gregg A. Tanner	8,233,000	4,591,690	583,326	1,494,200	—	—	70,500	14,972,716
Chris Bellairs	2,730,000	902,922	177,842	341,417	100,000	—	70,500	4,322,681
Martin J. Devine	2,643,000	971,080	315,887	301,250	187,500	—	70,500	4,489,217
Rachel A. Gonzalez	2,498,000	817,195	201,652	281,167	100,000	—	70,500	3,968,514
Charles A. (Tony) Brooks	1,463,000	141,955	—	52,719	65,625	—	45,500	1,768,799

(1)	This amount represents three times, or two times in the case of Mr. Brooks, the sum of the NEO’s base salary in effect at the time of the termination, the target annual incentive payment and the aggregate matching contributions payable to the NEO’s 401(k) account plus the balance of the unvested portion of the Company 401(k) account.

(2)	This amount represents the payout of all unvested RSUs based on the Company’s closing stock price on December 31, 2013.

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2013.

(4)	This amount represents the payout of all unvested CPUs with one-third being paid out at 41% of target (based on the Company’s performance against Bank EBITDA as of December 31, 2013) and the remaining two-thirds being paid out at 100% of target.

(5)	This represents 100% of Dean Cash awards that were made to the eligible NEOs in 2012 and 2013 and scheduled to vest on December 31 of 2014 and 2015, respectively. This amount does not include Dean Cash awards made in 2011 that vested on December 31, 2013.

(6)	This amount represents the value of outplacement services and medical coverage.

Executive Severance Pay Plan

The Severance Plan provides severance benefits to certain designated officers, including the NEOs, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 36 months for the CEO, up to 24 months for executive vice president level participants, and up to 18 months for other participants, following the date of severance based on the average closing price of the Company’s stock for 30 calendar days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan, “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable; (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company; or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means a termination of a participant’s employment by such participant following the occurrence of one or more of the following events: (i) a material reduction in the participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of a participant’s duties and responsibilities, or (iii) the relocation of the participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment.

In November 2010, the Severance Plan was amended to include all forms of LTI compensation that may be awarded to participants in the future, including the Company’s CPUs. This change ensures that all components of LTI compensation will be included in a participant’s severance calculation.

In November 2012, the Compensation Committee determined that any amounts payable to an officer under the Severance Plan that are attributable to CPUs granted in 2011 or 2012 shall be deemed, as of the date of severance, to have a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods and a TSR resulting in a 100% payout for the 2014 performance period.

In connection with the WhiteWave IPO, certain of our NEOs would have been deemed to have experienced a termination other than for “cause” and would have been entitled to terminate employment for “good reason” due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the severance plan. As a result of this and in connection with the WhiteWave IPO, we entered into agreements with Messrs. Mara and Kemps pursuant to which each agreed to resign as our executive officer effective March 1, 2013 and thereafter provide consulting services to us on a transitional basis until April 1, 2013. We also entered into an agreement with Ms. Carlini as a result of a material reduction in the scope of her duties following the WhiteWave IPO, pursuant to which she agreed to resign effective September 30, 2013. Pursuant to such agreements, we agreed to treat the resignations of Messrs. Mara and Kemps and Ms. Carlini as voluntary terminations for good reason within the meaning of our Severance Plan. The amounts paid to Messrs. Mara and Kemps and Ms. Carlini pursuant to such plan are disclosed in the “Summary Compensation Table for Fiscal Year 2013” above.

In the event the rights of the NEOs under the Severance Plan had been triggered as of December 31, 2013, absent a change in control, they would have received approximately as set forth in the following table. With respect to Messrs. Kemps and Mara and Ms. Carlini, each of whom separated from the Company in 2013, the amounts in the table below reflect payments actually made to such individual in 2013 based on his or her date of separation.

Estimated Payments Upon a Qualified Termination.

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPU Awards ($)(4)	Early Vesting of Dean Cash ($)(5)	Other ($)(6)	Total ($)
Gregg A. Tanner	5,900,000	4,572,992	577,600	762,600	—	50,000	11,863,192
Chris Bellairs	1,906,500	741,775	176,074	174,250	100,000	50,000	3,148,599
Martin J. Devine	1,845,000	828,180	312,722	153,750	187,500	50,000	3,377,152
Rachel A. Gonzalez	1,742,500	684,184	199,681	143,500	100,000	50,000	2,919,865
Charles A. (Tony) Brooks	1,155,000	94,263	—	29,906	65,625	40,000	1,381,794
Barbara D. Carlini(7)	1,316,250	544,483	348,580	—	250,000	50,000	2,509,313
Seven J. Kemps(7)	1,876,875	842,810	424,735	816,667	—	50,000	4,011,087
Shaun Mara(7)	1,876,875	1,093,738	580,230	900,000	—	50,000	4,500,843

(1)	This amount represents two times, or one-and-a-half times in the case of Mr. Brooks, the sum of the NEO’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	This amount represents the payout of RSUs scheduled to vest in a specified period (18 months with respect to Mr. Brooks, 36 months with respect to Mr. Tanner, and 24 months with respect to all other NEOs) following December 31, 2013, in accordance with the terms of our Severance Plan, based on the average of the Company’s closing stock price for 30 calendar days following December 31, 2013.

(3)	This amount represents the payout of stock options scheduled to vest in a specified period (18 months with respect to Mr. Brooks, 36 months with respect to Mr. Tanner, and 24 months with respect to all other NEOs) following December 31, 2013, in accordance with the terms of our Severance Plan, based on the average of the Company’s closing stock price for 30 calendar days following December 31, 2013.

(4)	This amount represents the payout of all unvested CPUs at 41% of target (based on the Company’s performance against Bank EBITDA as of December 31, 2013).

(5)	This amount represents 100% of Dean Cash awards that were made to the eligible NEOs in 2012 and 2013 and scheduled to vest on December 31 of 2014 and 2015, respectively. This amount does not include Dean Cash awards made in 2011 that vested on December 31, 2013.

(6)	This amount represents the value of outplacement services and medical coverage for the NEOs.

(7)	Messrs. Kemps and Mara separated from the Company effective March 1, 2013 and Ms. Carlini separated from the Company on September 30, 2013. The amounts in the table above reflect payments actually made to such individual in 2013 based on his or her date of separation. Messrs. Kemps and Mara and Ms. Carlini each received pro-rata payments of their 2013 STI Plan total target amounts as part of their severance amounts.

Do we have agreements with our Named Executive Officers or directors?

We have executed a CIC Agreement with each of our Named Executive Officers that provides for certain payments upon a change in control as defined in the agreement. The CIC Agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.” As of December 31, 2013, none of the CIC Agreements with our NEOs include an excise tax gross-up provision.

In addition, the CIC Agreements contain a covenant pursuant to which the NEO has agreed not to compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his or her termination and that he or she would keep the Company’s proprietary information confidential.

Agreements with Gregg A. Tanner

On February 25, 2013, we entered into a letter agreement with Mr. Tanner relating to his service as CEO effective October 31, 2012. Pursuant to the agreement, we agreed to pay Mr. Tanner an annual salary of $1,000,000, to be reviewed annually by the Compensation Committee. The letter notes that Mr. Tanner was granted RSUs with an aggregate grant date fair value of approximately $1.4 million on November 15, 2012. Pursuant to his letter agreement, Mr. Tanner will continue to be eligible for benefits under the Company’s Severance Plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan,” as well as the Company’s Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, and Mr. Tanner is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We previously entered into a letter agreement with Mr. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008.

Upon commencement of his employment with the Company in 2007, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options vested on each anniversary of the grant date in equal annual installments over a three-year period. He was also granted 24,000 RSUs, which vested on each anniversary of the grant date in equal annual installments over a five-year period. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes grant date value of $1.1 million, and RSUs with an approximate grant date fair value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner received five annual grants of 5,000 RSUs per year until November 1, 2011, for a total of 25,000 RSUs. The first grant was made on December 17, 2007, and the remaining grants were made on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants vested on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016. The original grant was for a total of 25,000 RSUs, but this amount was subsequently adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. He is entitled to receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of RSUs. In addition, on October 6, 2010, the Compensation Committee of the Board of Directors approved additional grants of RSUs, in connection with his 2007 letter agreement, to compensate Mr. Tanner for retirement benefits he surrendered upon accepting employment with the Company. He is entitled to receive these grants on December 1 of each year from 2010 through 2016. The original grant was for a total of 111,000 RSUs, but this amount was subsequently adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. The 2010 and 2011 grants vested 11 months after their issue date, while each of the remaining grants will vest one year after their issue date.

Agreement with Chris Bellairs

On February 25, 2013, we entered into a letter agreement with Mr. Bellairs pursuant to which we appointed him to the position of Executive Vice President, Chief Financial Officer Designate effective as of November 7, 2012 and to the position of Executive Vice President and CFO effective March 1, 2013. Pursuant to this letter agreement, we agreed to pay Mr. Bellairs an annual salary of $465,000, to be reviewed annually by the Compensation Committee, and granted Mr. Bellairs RSUs with an approximate value of $150,000 (which vest over a three-year period) in connection with his promotion. Pursuant to the letter agreement, Mr. Bellairs is eligible for benefits under the Severance Plan and agreed to waive any potential rights he may have to terminate his employment for “good reason” under such plan in connection with the Morningstar divestiture, the WhiteWave IPO and the WhiteWave Spin-Off.

Agreements with Martin J. Devine

On November 6, 2013, we entered into a letter agreement with Mr. Devine pursuant to which we appointed him to the position of Executive Vice President, Chief Commercial Officer effective September 30, 2013. Pursuant to this letter agreement, we agreed to pay Mr. Devine an annual salary of $450,000. Pursuant to the letter agreement, Mr. Devine is eligible for benefits under the Severance Plan and agreed to waive any potential rights he may have to terminate his employment for “good reason” under such plan in connection with his change in role from our Executive Vice President, Chief Operating Officer to our Executive Vice President, Chief Commercial Officer.

On February 25, 2013, we entered into a letter agreement with Mr. Devine pursuant to which we appointed him to the position of Chief Operating Officer effective November 7, 2012. Pursuant to this letter agreement, we agreed to pay Mr. Devine an annual salary of $450,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Devine agreed to waive any potential rights he may have to terminate his employment for “good reason” under the Severance Plan in connection with the Morningstar divestiture, the WhiteWave IPO and the WhiteWave Spin-Off.

Agreement with Rachel A. Gonzalez

On February 25, 2013, we entered into a letter agreement with Ms. Gonzalez pursuant to which we appointed her to the position of Executive Vice President, General Counsel Designate, effective as of November 7, 2012 and to the position of Executive Vice President, General Counsel and Corporate Secretary, effective March 1, 2013. Pursuant to this letter agreement, we agreed to pay Ms. Gonzalez an annual salary of $425,000, to be reviewed annually by the Compensation Committee, and granted Ms. Gonzalez RSUs with an approximate value of $100,000 (which vest over a three-year period) in connection with her promotion. Pursuant to the letter agreement, Ms. Gonzalez is eligible for benefits under the Severance Plan and agreed to waive any potential rights she may have to terminate her employment for “good reason” under such plan in connection with the Morningstar divestiture, the WhiteWave IPO and the WhiteWave Spin-Off.

Agreement with Charles A. (Tony) Brooks

On February 18, 2013, we entered into a letter agreement with Mr. Brooks pursuant to which we appointed him to the position of Senior Vice President, Distribution effective March 18, 2013. This position was subsequently renamed Senior Vice President of Logistics in September 2013. Pursuant to this letter agreement, we agreed to pay Mr. Brooks an annual salary of $385,000, to be reviewed annually by the Compensation Committee, along with a one-time cash signing bonus of $100,000, less payroll taxes. Pursuant to the letter agreement, Mr. Brooks is eligible for benefits under the Severance Plan.

Agreements with Barbara D. Carlini

On October 17, 2013, in connection with her resignation, we entered into a Severance and Release Agreement with Ms. Carlini. Pursuant to this agreement, we agreed to treat Ms. Carlini’s resignation, which was effective September 30, 2013, as a voluntary termination for “good reason” within the meaning of the Severance Plan, and Ms. Carlini was entitled to receive the amounts payable to her pursuant to such plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan.” In addition, Ms. Carlini’s equity awards continued to vest and she continued to be eligible to participate in the Company’s Executive Retention Plan, 401(k) plan, SERP and other general welfare and benefit plans through her departure date. Please see the “Summary Compensation Table for Fiscal Year 2013” for more information regarding the severance payments made to Ms. Carlini in connection with her departure.

Prior to that, on April 29, 2009, we entered into a letter agreement with Ms. Carlini pursuant to which we appointed her to the position of Executive Vice President and Chief Information Officer effective June 1, 2009. Pursuant to this letter agreement, we agreed to pay Ms. Carlini an annual salary of $370,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $100,000, less payroll taxes. Pursuant to the letter agreement, Ms. Carlini was granted options to purchase 37,500 shares of our common stock and 10,000 RSUs (which vested over a three-year period).

Agreements with Shaun P. Mara

On November 7, 2012, in connection with his resignation, we entered into a letter agreement with Mr. Mara governing his continued service with the Company. Pursuant to the letter agreement, Mr. Mara remained in his role as an executive officer of Dean Foods until March 1, 2013 and he provided consulting services to us on a transitional basis until April 1, 2013. We agreed to treat Mr. Mara’s resignation as a voluntary termination for “good reason” within the meaning of the Severance Plan and Mr. Mara was entitled to receive the amounts payable to him pursuant to such plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan.” Pursuant to the letter agreement, the base salary and target bonus amount as a percentage of salary for Mr. Mara remained at its level when the agreement was entered into during the duration of the letter agreement. In addition, Mr. Mara’s equity awards continued to vest and he continued to be eligible to participate in the Company’s Executive Retention Plan, 401(k) plan, SERP and other general welfare and benefit plans through his departure date. Please see the “Summary Compensation Table for Fiscal Year 2013” for more information regarding the severance payments made to Mr. Mara in connection with his departure.

Previously, on November 16, 2010, we entered into a prior letter agreement with Mr. Mara pursuant to which we appointed him to the position of Executive Vice President and CFO effective December 1, 2010. Pursuant to the agreement, we agreed to pay Mr. Mara an annual salary of $465,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, we also granted Mr. Mara RSUs with an approximate value of $100,000 (which vest over a three year period).

Agreements with Steven J. Kemps

On November 7, 2012, in connection with his resignation, we entered into a letter agreement with Mr. Kemps governing his continued service with the Company. Pursuant to the letter agreement, Mr. Kemps remained in his role as an executive officer of Dean Foods until March 1, 2013 and he provided consulting services to us on a transitional basis until April 1, 2013. We agreed to treat Mr. Kemps’ resignation as a voluntary termination for “good reason” within the meaning of the Severance Plan and Mr. Kemps was entitled to receive the amounts payable to him pursuant to such plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan.” Pursuant to the letter agreement, the base salary and target bonus amount as a percentage of salary for Mr. Kemps remained at its level when the agreement was entered into during the duration of the letter agreement. In addition, Mr. Kemps’ equity awards continued to vest and he continued to be eligible to participate in the Company’s Executive Retention Plan, 401(k) plan, SERP and other general welfare and benefit plans through his departure date. Please see the “Summary Compensation Table for Fiscal Year 2013” for more information regarding the severance payments made to Mr. Kemps in connection with his departure.

On July 8, 2008, we entered into a prior letter agreement with Mr. Kemps pursuant to which we appointed him to the position of Executive Vice President, General Counsel and Corporate Secretary effective August 1, 2008. Pursuant to this letter agreement, we agreed to pay Mr. Kemps an annual salary of $400,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Kemps was granted 6,000 RSUs (which vested over a five-year period) and options to purchase 18,000 shares of our common stock (which vested over a three-year period).

How much stock do our executive officers and directors own?

The following table presents information as of March 17, 2014 concerning the beneficial ownership of Dean Foods common stock of:

•	each person currently serving as a director of Dean Foods Company;

•	each NEO included in the Summary Compensation Table on page 66; and

•	all directors and executive officers as a group, including executive officers not named in the Summary Compensation Table.

Beneficial ownership is determined under the rules of the SEC and includes any shares that the individual has sole or shared authority to vote or invest and any shares that the individual has the right to acquire within 60 days after March 17, 2014, through the exercise of any stock option, vesting of any RSU or other right. Beneficial ownership is not indicative of ownership for any other purpose. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Beneficial Owner	Number of Shares Common Stock(1)	Equity Awards(1)(2)	Total	Percent(3)
Chris Bellairs	25,357	70,977	96,334	*
Charles A. (Tony) Brooks	0	2,753	2,753	*
Barbara D. Carlini	14,205	0	14,205	*
Tom C. Davis	15,380	72,218	87,598	*
Martin J. Devine	29,312	156,500	185,812	*
Rachel A. Gonzalez	24,552	51,975	76,527	*
Janet Hill	31,152	116,508	147,660	*
Steven J. Kemps	0	0	0	*
J. Wayne Mailloux	58,008	19,065	77,073	*
Shaun P. Mara	0	0	0	*
John R. Muse(4)	198,096	117,203	315,299	*
Hector M. Nevares	263,315	116,508	379,823	*
Gregg A. Tanner	163,741	548,280	712,021	*
Jim L. Turner(5)	219,588	72,861	292,449	*
Robert T. Wiseman	8,164	361	8,525	*
Executive Officers and Directors as a Group, including three executive officers not named in the table	1,071,815	1,422,053	2,493,868	2.63%

*	Less than 1%

(1)	Amounts have been adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split.

(2)	All unvested options and RSUs granted by the Compensation Committee from 2010 to 2012 immediately vest if an employee with 10 years of service reaches the age of 55 and retires. Pursuant to this provision, if Mr. Devine elects to retire, all of his outstanding equity awards granted between 2010 and 2012 would vest and become exercisable. Mr. Devine’s holdings do not include 32,324 shares underlying equity awards that would vest immediately upon his retirement.

Similarly, if a director is 65 years of age or older, all unvested options and RSUs immediately vest upon retirement from the Board, and directors Mr. Davis, Ms. Hill, Mr. Mailloux and Mr. Turner meet this criteria. Each of their holdings do not include 15,630 shares underlying equity awards that would vest and become exercisable should they elect to retire.

(3)	Shares of Dean Foods common stock that the individual has the right to acquire as of March 17, 2014 and within the 60-day period thereafter through the exercise of options or the vesting and payment of other equity awards, as applicable, are treated as outstanding shares and are included in the denominator for purposes of this percentage calculation.

(4)	Includes 1,275 shares owned by Mr. Muse’s spouse; Mr. Muse disclaims ownership of all such shares.

(5)	Includes 37,017 shares held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such shares.

Do we have any holders who beneficially own more than 5% of our common stock?

The following table presents information, as of December 31, 2013, concerning the beneficial ownership of Dean Foods common stock of each other stockholder known by the Company, based on the stockholder’s filings with the SEC, to beneficially own more than 5% of the outstanding shares of Dean Foods common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Alliance Bernstein, L.P.(2) 1345 Avenue of the Americas, New York, NY 10105	4,912,383	5.18%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	5,907,094	6.31%
FMR LLC(4) 82 Devonshire Street, Boston, MA 02109	5,188,683	5.47%
T. Rowe Price Associates, Inc./ T. Rowe Price Mid-Cap Growth Fund, Inc.(5) 100 E. Pratt Street, Baltimore, MD 21202	8,246,100	8.70%
The Vanguard Group(6) 100 Vanguard Blvd., Malvern, PA 19355	5,359,948	5.67%

(1)	Based on 94,821,520 shares of common stock issued and outstanding as of December 31, 2013.

(2)	Based on a Schedule 13G filed with the SEC on February 11, 2014, Alliance Bernstein, L.P. (“Alliance”) reported that it beneficially owns 4,912,383 shares and has sole voting power with respect to 4,294,401 of such shares and sole dispositive power with respect to 4,908,523 of such shares. Alliance reports that it may be deemed to share beneficial ownership and dispositive power with reporting persons of Alliance affiliates AXA SA and AXA Financial, Inc. with respect to 3,860 of such shares.

(3)	Based on a Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc., through its subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited, beneficially owns 5,907,094 shares and reported sole voting power with respect to 5,532,341 of such shares and sole dispositive power with respect to all 5,907,094 shares.

(4)	The ownership information is based solely upon the beneficial owner’s most recent Schedule 13G/A filing with respect to Dean Foods common stock. Pursuant to a Schedule 13G/A filed with the SEC on

February 14, 2013, by and on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity Management”), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Fidelity Management is a wholly-owned subsidiary of FMR and Mr. Johnson has reported controlling interest in FMR. FMR reported beneficial ownership with respect to 10,377,365 shares, distributed as follows: FMR (reporting sole voting power with respect to a total of 71,481 shares and sole dispositive power with respect to a total of 10,377,365 shares); Fidelity Management (reporting beneficial ownership of 10,306,460 shares, and reporting sole dispositive power of such shares by Mr. Johnson and FMR); Strategic Advisers, Inc., a wholly-owned subsidiary of FMR (reporting beneficial ownership of 13,040 shares); and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR (reporting beneficial ownership of 57,865 shares, and reporting sole dispositive power and sole power to direct the voting of such shares by Mr. Johnson and FMR). For purposes of calculating the percent of class as of December 31, 2013, the total number of shares reported as beneficially owned has been adjusted to reflect the August 2013 Reverse Stock Split.

(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014, by and on behalf of T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Mid-Cap”), a wholly-owned subsidiary of Price Associates, filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Price Associates reported beneficial ownership with respect to 8,246,100 shares, distributed as follows: Price Associates (reporting sole voting power with respect to a total of 2,090,100 shares and sole dispositive power with respect to a total of 8,246,100 shares) and Price Mid-Cap (reporting beneficial ownership and sole voting power of 5,000,000 shares).

(6)	Based on a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group reported sole voting power with respect to 58,009 shares, sole dispositive power with respect to 5,309,539 shares and shared dispositive power with respect to 50,409 shares.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions (the “Related Party Transaction Policy”). The Related Party Transaction Policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating/Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a related party must be reported to our General Counsel and reviewed and approved by the Nominating/Corporate Governance Committee in accordance with the terms of the Related Party Transaction Policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Nominating/Corporate Governance Committee will review and, in its discretion, may ratify the related party transaction at the next meeting of the Nominating/Corporate Governance Committee. In the event management becomes aware of any further related party transactions subsequent to that meeting, such transactions may be presented to the Nominating/Corporate Governance Committee for approval at the next Nominating/Corporate Governance Committee meeting, or where it is not practicable or desirable to wait until the next Nominating/Corporate Governance Committee meeting, to the Chair of the Nominating/Corporate Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Nominating/Corporate Governance Committee at its next meeting.

Any transaction with a related party previously approved by the Nominating/Corporate Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Nominating/Corporate Governance Committee annually.

The Nominating/Corporate Governance Committee (or the Chair) will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Nominating/Corporate Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Company did not enter into any related party transaction of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant “inducement grants,” as such term is defined by the NYSE, outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	5,052,914		19.35	10,675,886	(1)(2)(3)
Equity compensation plans not approved by security holders	2,121	(4)	21.90	935,765	(5)(6)

Total	5,055,035		19.35	11,611,651

(1)	Includes 776,291 shares reserved for issuance upon vesting of outstanding RSUs.

(2)

Subsequent to December 31, 2013, the Compensation Committee granted RSUs in connection with our annual long-term incentive award grant cycle. These grants were made under the 2007 Plan and accordingly reduced the remaining shares available for future grants under the 2007 Plan. Following these additional grants, and including stock option exercises, stock option and RSU cancellations, shares withheld for taxes on vested RSUs, and additional vesting of RSUs after the end of fiscal 2013, the following is a summary of our 2007 Plan as of March 1, 2014:

•	There are 4,854,032 shares of stock to be issued upon exercise of outstanding options, with a weighted average price of $19.75 and a weighted average remaining term of 3.5 years.

•	There are 506,380 shares of stock to be issued upon vesting of outstanding RSUs and restricted stock awards.

•	The number of shares available for future grants under the 2007 Plan is 10,094,616, of which approximately 6,044,680 shares can be granted as RSUs or restricted stock awards.

(3)	Pursuant to the amendment to the 2007 Plan approved by stockholders on May 15, 2013 (the “Amendment”), the design of the 2007 Plan changed from one under which limits were placed on the number of shares that could be granted with respect to awards other than stock options and stock appreciation rights (“Full Value Awards”) to one under which all awards may be granted from a fungible share pool. As provided in the Amendment, effective May 15, 2013, each share subject to any Full Value Award that is granted from the pool of available shares counts against the 2007 Plan’s share authorization as though 1.67 shares of the Company s stock had been awarded. As of December 31, 2013, the number of securities remaining available for future (i) option grants is 10,675,886, and (ii) Full Value Awards is 6,392,746.

(4)	Consists of stock options issued as inducement grants. The stock options generally vest over three years and will expire on the tenth anniversary of the date of grant. The stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by stockholders.

(5)	Reflects 2,121 shares reserved for issuance upon vesting of outstanding RSUs.

(6)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spin-off of TreeHouse Foods, Inc., the special cash dividend paid on April 2, 2007, the WhiteWave Spin-Off and the August 2013 Reverse Stock Split.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2013 except that John R. Muse, outside director of the Company, was late in filing a Form 5 relating to a gift of 4,800 shares of our common stock on December 31, 2012, which he did not report until August 1, 2013.

Appendix A

FORM OF

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DEAN FOODS COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Dean Foods Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:

“A. The total number of shares of capital stock that the Corporation shall have the authority to issue is 251,000,000, consisting of (a) 1,000,000 shares of Preferred Stock, $.01 par value per share, and (b) 250,000,000 shares of Common Stock, $.01 par value per share.”

A-1

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2014. Vote by Internet Go to www.investorvote.com/DF Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4, and AGAINST Proposals 5, 6 and 7. 1. Nominees for a 1-year term: For Against Abstain For Against Abstain For Against Abstain 01 - Tom C. Davis 02 - John R. Muse 03 - Gregg A. Tanner 04 - Jim L. Turner 05 - Robert T. Wiseman For Against Abstain For Against Abstain 2. Proposal to approve and adopt an amendment to our 5. Stockholder proposal to limit accelerated vesting of equity Restated Certificate of Incorporation decreasing the total awards in connection with a change in control of number of authorized shares of our capital stock. our Company. 3. Proposal to approve, on an advisory basis, our 6. Stockholder proposal related to the reporting of executive compensation. political contributions. 4. Proposal to ratify Deloitte & Touche LLP as 7. Stockholder proposal related to water stewardship independent auditor. in the agricultural supply chain. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UPX 1 9 1 3 4 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01S01D Dean FOODS A B

Dear Stockholder: On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures. Thank you for your attention to these matters. Dean Foods Company You can view the Dean Foods Company Proxy Statement and Annual Report on the Internet at: www.deanfoods.com/proxymaterials qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY — DEAN FOODS COMPANY ANNUAL MEETING OF STOCKHOLDERS – MAY 14, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregg A. Tanner and Rachel A. Gonzalez, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 17, 2014, at the Annual Meeting of Stockholders to be held on Wednesday, May 14, 2014, or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AGAINST PROPOSALS 5, 6 AND 7. IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +